Exhibit 10.31

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SFX Entertainment, Inc.,

PITA II LLC,

Beatport, LLC,

BP Representative, LLC,

as the Sellers’ Representative,

and

the Sellers

Dated February 25, 2013

i

	7.1	Survival of Representations, Warranties and Covenants	57

	7.2	Indemnification	57

	7.3	Limitations on Liability	58

	7.4	Christou Litigation	61

	7.5	Escrow; Valuation of Indemnity Escrowed Shares	62

	7.6	Procedures Relating to Indemnification	63

	7.7	Determination of Loss Amount	66

	7.8	Exclusive Remedy; Specific Performance	66

	7.9	Third Party Beneficiaries	67

8.	TERMINATION		67

	8.1	Termination of Agreement	67

	8.2	Effect of Termination	67

9.	MISCELLANEOUS		68

	9.1	Press Releases and Announcements	68

	9.2	No Third-Party Beneficiaries	68

	9.3	Entire Agreement	68

	9.4	Assignment	68

	9.5	Counterparts	69

	9.6	Notices	69

	9.7	Governing Law	70

	9.8	Disputes and Binding Arbitration	70

	9.9	Amendments and Waivers	72

	9.10	Severability	73

	9.11	Expenses	73

	9.12	Construction	73

	9.13	Sellers’ Representative; Reimbursement of Expenses	74

	9.14	Guaranty	76

Exhibits

A – Form of Joinder Agreement

B – Membership Interest Schedule

C – Seller Consideration Schedule

D – Surviving Company Operating Agreement

3.2(m) – Management Bonus Plan

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of February 25, 2013, by and among PITA II LLC, a Delaware limited liability company (“Buyer”), SFX Entertainment, Inc., a Delaware corporation (“Parent”), Beatport, LLC, a Colorado limited liability company (the “Company”), BP Representative, LLC, as the Sellers’ Representative (the “Sellers’ Representative”), and the equity holders of the Company who are parties to this Agreement or who hereafter become parties to this Agreement by execution of a joinder agreement in substantially the form attached hereto as Exhibit A (a “Joinder Agreement”) in accordance with the terms hereof (each, a “Seller”, and further collectively with Buyer, Parent, the Company, and the Sellers’ Representative, the “Parties”).

A.            The Sellers listed on Exhibit B collectively own 100% of the total issued and outstanding membership interests in the Company (the “Membership Interests”), in such pro rata amounts as set forth on Exhibit B attached hereto.

B.            Parent owns 100% of the equity interests of Buyer.

C.            The Parties desire to merge the Buyer with and into the Company, whereby the Sellers shall be entitled to receive a combination of shares of common stock of Parent and cash in exchange for the Membership Interests as set forth in greater detail herein (the “Merger”).

D.            Simultaneously with the execution and delivery of this Agreement, certain Key Employees are entering into employment agreements with the Company.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties therefore hereby agree as follows:

1.                                      DEFINITIONS

“Accounting Firm” means an independent nationally or regionally recognized accounting firm mutually acceptable to Parent and Sellers’ Representative.

“Action” means any claim (including any complaint, counterclaim, or cross-claim), suit, action, litigation, arbitration, audit, hearing, investigation, inquiry, or other proceeding by or before or otherwise involving any Governmental Authority, in each case whether sounding in contract, tort, or otherwise.

“Affiliate” means, with respect to any particular Person, (a) any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by ownership or control of voting Securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 4.4(k).

“Ancillary Documents” means the Stock Escrow Agreement and the Indemnity Escrow Agreement.

“Arbitrator” has the meaning set forth in Section 9.8(b)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.2(f).

“Basket Amount” has the meaning set forth in Section 7.3(a).

“Binding Arbitration” has the meaning set forth in Section 9.8(a).

“Blocker” has the meaning set forth in the Section 2.1.

“Blocker Cash Consideration” means the amount of cash to be paid by Parent for the shares of Blocker in connection with the Blocker Sale, which amount shall equal the amount of cash that the Blocker would have received in the Merger had Blocker been a Seller hereunder.

“Blocker Sale” has the meaning set forth in Section 2.1.

“Blocker Stock Consideration” means the number of SFX Shares to be deposited into the Stock Escrow Account by Parent in respect of the shares of Blocker sold in connection with the Blocker Sale, which number shall equal the number of SFX Shares that would have been deposited into the Stock Escrow Account in respect of the Membership Interests of the Company held by Blocker had Blocker been a Seller hereunder.

“Board” means, with respect to an Entity, the board of directors, board of managers, or similar governing body of such Entity.

“Business” means the licensing and online retailing of electronic dance music.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in the State of New York or Denver, Colorado are required or authorized by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means those representations and warranties set forth in Sections 3.4(a) (Organization), 3.4(b) (Authorization of Transaction), 3.4(d) (Capitalization), 3.4(e) (Valid Issuance of SFX Shares) and 3.4(n) (Brokers’ Fees).

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

“Buyer Schedules” has the meaning set forth in Section 3.4.

“Buyer Secretary Certificate” has the meaning set forth in Section 2.5(b)(ii)(A).

“Cap” has the meaning set forth in Section 7.3(b)(i).

“Cap Release Date” has the meaning set forth in Section 7.5(a)(ii).

“Cash” means all cash, cash equivalents and liquid instruments of the Company and its Subsidiaries.

“CCAA” has the meaning set forth in Section 2.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Christou Litigation” means that suit brought as Regas CHRISTOU, R.M.C. Holdings, L.L.C. d/b/a the Church, Bouboulina, Inc. d/b/a Vinyl, Molon Lave, Inc. d/b/a 2 A.M., City Hall, LLC, 1037 Broadway, Inc. d/b/a Bar Standard f/k/a the Shelter, 776 Lincoln St., Inc. d/b/a Funky Buddha Lounge, and 1055 Broadway, Inc. d/b/a the Living Room, Plaintiffs, v. BEATPORT, LLC, Bradley Roulier, BMJ & J, LLC d/b/a Beta Nightclub and Beatport Lounge, and AM Only, Inc., Defendants, Civil Action No. 10-cv-02912-RBJ-KMT, in the United States District Court, District of Delaware, and any associated Actions in connection therewith.

“Christou Litigation Termination Date” means the date on which the Christou Litigation has been adjudicated pursuant to one or more final non-appealable court orders of courts of competent jurisdiction, and all related costs and fees have been satisfied, or finally settled and all related costs and fees have been satisfied.

“Claiming Party” has the meaning set forth in Section 7.6(a).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Cash Consideration” has the meaning set forth in Section 2.4(a).

“Closing Cash Payment” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Department” has the meaning set forth in Section 2.2(a).

“Company” has the meaning set forth in the Preamble.

“Company Fundamental Representations” means those representations and warranties set forth in Sections 3.1(a) (Ownership), 3.1(b) (Organization); 3.1(c) (Authorization of Transaction); 3.1(e) (Brokers’ Fee); 3.2(a) (Organization, Good Standing and Qualification); 3.2(b) (Authorization of Transaction); 3.2(c) (Capitalization) and 3.2(w) (Brokers’ Fees).

“Company Intellectual Property” has the meaning set forth in Section 3.2(k)(ii).

“Company Owned Intellectual Property” has the meaning set forth in Section 3.2(k)(iii).

“Company Secretary Certificate” has the meaning set forth in Section 2.5(b)(i)(A).

“Company’s Knowledge” means the actual knowledge, after reasonable due inquiry, of each of the Key Employees.

“Confidential Information” has the meaning set forth in Section 4.2.

“Contaminants” has the meaning set forth in Section 3.2(k)(x).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement, commitment or arrangement, in each case whether written or oral.

“Control Notice” has the meaning set forth in Section 7.6(a)(ii).

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of any materials, that software or other technology incorporated into, derived from, used, or distributed with such materials:

(a)           in the case of software, be made available or distributed in a form other than binary (e.g., source code form);

(b)           be licensed for the purpose of preparing derivative works;

(c)           be licensed under terms that allow the Company services and products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or

(d)           be redistributable at no license fee.  Copyleft licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “share alike” licenses.

“Copyleft Materials” means any software or other technology subject to a Copyleft License.

“Defending Party” has the meaning set forth in Section 7.6(a)(i).

“Delaware Department” has the meaning set forth in Section 2.2(a).

“DGCL” means the Delaware General Corporations Law, as amended

“Direct Claim” has the meaning set forth in Section 7.6(b).

“Disclosure Schedule” has the meaning set forth in Section 3.2.

“Dispute” has the meaning set forth in Section 9.8(a).

“DLLCA” has the meaning set forth in Section 2.2(a).

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Employee Bonus Payments” means any and all payments that may become due and payable pursuant to the Company’s management bonus plan adopted by the Board of the Company on July 9, 2012 and amended on February 13, 2013, as described in greater detail on Exhibit 3.2(m) (the “Management Bonus Plan”).

“Entity” means a Person that is not an individual.

“Environmental Permits” has the meaning set forth in Section 3.2(p)(i).

“ERISA Affiliate” has the meaning set forth in Section 3.2(m)(iv).

“Escrow Agent” means Citibank N.A.

“Existing Litigation Costs” has the meaning set forth in Section 7.4(a).

“Financial Statements” has the meaning set forth in Section 3.2(f).

“FIRPTA Certificate” has the meaning set forth in Section 2.5(b)(i)(D).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government political subdivision thereof (including counties and municipalities); or any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, arbitrator, or panel of arbitrators.

“Hazardous Substances” mean any chemical, material or substance defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutant,” “contaminant,” “pollutant,” “toxic substance” or words of similar meaning and effect under any applicable Law.

“Holder” means a wholly owned subsidiary of Parent to be formed by Parent prior to the Closing Date.

“Indebtedness” means, with respect to a Person, all obligations of such Person that in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event, regardless of how classified in accordance with GAAP, includes (a) all obligations of such Person for borrowed money or that have been incurred in connection with the acquisition of property or assets; (b) obligations secured by any Lien upon property or assets owned by such Person, even if such Person has not assumed or become liable for the payment of such obligations; (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) capitalized lease obligations; (e) obligations with respect to interest rate or currency swaps, collars, caps, and similar hedging obligations; (f) all guaranties, surety or indemnity obligations by such Person; and (g) all obligations of such Person in regard to guaranties or sureties by others of such Person’s obligations, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty.

“Indemnification Share” means the amount, expressed as a percentage, set forth across from each Seller’s name on Schedule 7.3(b)(ii).

“Indemnified Party” means, in the case of an indemnification claims pursuant to Section 7.2(a), the Buyer Indemnitees, and in the case of an indemnification claim pursuant to Section 7.2(b), the Seller Indemnitees.

“Indemnifying Party” means, in the case of an indemnification claims pursuant to Section 7.2(a), the Sellers, and in the case of an indemnification claim pursuant to Section 7.2(b), Parent and the Surviving Company.

“Indemnity Escrow Account” means the account established by the Escrow Agent for purposes of holding the Indemnity Escrow Shares pursuant to the terms of the Indemnity Escrow Agreement.

“Indemnity Escrow Agreement” means the escrow agreement governing the Indemnity Escrow Account to be entered into as of the date hereof between the Escrow Agent, the Sellers’ Representative and Parent (as amended, modified, supplemented or restated from time to time).

“Indemnity Escrow Shares” means One Million Three Hundred Thousand (1,300,000) shares of SFX Common Stock issued as part of the Stock Consideration (inclusive of the portion of such SFX Shares allocable to Blocker’s portion of such amount from the Blocker Stock Consideration).

“Individual Seller Breach” has the meaning set forth in Section 7.3(d).

“Intellectual Property” means all intellectual property rights throughout the world, including:  trademarks, service marks, trade dress, trade names, fictitious names and corporate names, and all registrations and applications therefor (and including the goodwill associated therewith); Internet domain name registrations; inventions (whether or not patentable), patents and patent applications, together with all reissues, continuations, continuations-in-part, extensions and reexaminations thereof; works of authorship, copyrights, mask works, design rights and registrations and applications therefor, including copyrights in software and databases; trade secrets, know-how, processes, and confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 3.2(f).

“Interim Release Date” has the meaning set forth in Section 7.5(a)(i).

“IVP Cayman” has the meaning set forth in Section 2.1.

“JAMS” means JAMS, Inc.

“Joinder Agreement” has the meaning set forth in the Preamble.

“Key Employees” means Matthew Adell, Lloyd Starr, Peter Siciliano, Clarke Warner and Jana Galbraith.

“Latest Balance Sheet” has the meaning set forth in Section 3.2(f).

“Law” means any statute, law, regulation, ordinance, executive order, judgment, order, decree, administrative order, common law, or other regulation or rule of any Governmental Authority.

“Lease” has the meaning set forth in Section 3.2(h)(ii).

“Leased Real Property” has the meaning set forth in Section 3.2(h)(ii).

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) or Indebtedness.

“Licenses and Permits” means any licenses, permits, registrations, franchises, approvals, and consents required to be obtained from any Governmental Authority.

“Lien” means any mortgage, pledge, easement, security interest, claim, lien, or other encumbrance, other than those arising pursuant to applicable federal and state securities laws.

“Listed IP” has the meaning set forth in Section 3.2(k)(i).

“Litigation Expense Amount” has the meaning set forth in Section 7.4(a).

“Lock-Up” has the meaning set forth in Section 4.3(e).

“Loss” has the meaning set forth in Section 7.2(a).

“Majority Holders” has the meaning set forth in Section 9.13(c).

“Management Bonus Plan” has the meaning set forth in the definition of “Employee Bonus Payments” in this Section 1.

“Material Adverse Effect” means any fact, event, series of events, change, effect, circumstance, or occurrence that, individually or together with any one or more other events, that has a material adverse effect or impact upon the assets, prospects or condition (financial or otherwise), results of operations, business or earnings of the Company; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (A) any fact, event, series of events, change effect or circumstance (i) resulting from or relating to changes in economic or financial conditions generally, (ii) that generally affects the industry or any market in which they operate, (iii) resulting from or relating to the public announcement, the execution of or the pendency or consummation of the Transactions; (B) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (C) any change in GAAP or applicable Law; (D) any action taken by the Company or any of its Affiliates or any omission to act or action taken with the consent of or at the request of Parent, Buyer or any of their respective Affiliates (including those omissions to act or actions taken which are permitted by this Agreement); and (E) any fact, event, series of events, change, effect or circumstance that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, which is cured on or prior to the Closing Date; provided, however, that any fact, event, series of events, change, effect or circumstance set out in the foregoing clauses (A) through (C) may be taken into account in determining whether there has been or is a Material Adverse Effect, to the extent they have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.2(j).

“Membership Interests” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.  For avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any software or other technology subject to an Open Source License.  For the avoidance of doubt, Open Source Materials include Copyleft Materials.

“Organizational Documents” means, with respect to any Entity, such Entity’s certificate of incorporation, articles of incorporation, certificate of formation, bylaws, articles of organization, constitution, partnership agreement, limited liability company agreement, formation agreement, trust agreement, and other similar organizational documents of such Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Registration Statement” has the meaning set forth in Section 3.4(j).

“Parties” has the meaning set forth in the Preamble.

“Pension Plans” has the meaning set forth in Section 3.2(m)(i).

“Permitted Liens” means: (a) those Liens set forth in the Company’s most recent audited consolidated financial statements or securing debt reflected as a Liability on the Latest Balance Sheet; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (e) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, have a Material Adverse Effect on the continued use and operation of the Company’s or any of its Subsidiaries’ assets in the conduct of its business as presently conducted; and (f) easements, covenants, rights-of-way and other similar restrictions of record.

“Person” means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, or Governmental Authority.

“Plans” has the meaning set forth in Section 3.2(m)(i).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

“Protected Data” means non-public, personal data possessed or controlled by the Company in the course of its Business (other than employee personal data) that can be reasonably linked to a specific Entity or natural person and which the Entity or natural person would reasonably expect to be maintained by Seller on a confidential basis, including any credit card information, any taxpayer identification or social security number, or other non-public identifying or sensitive information, and any information protected under any relevant data privacy Law.

“Redemption Date” has the meaning set forth in Section 4.3(a).

“Redemption Price” has the meaning set forth in Section 4.3(a).

“Redemption Shares” has the meaning set forth in Section 4.3(a).

“Registration Liability” means any Loss to which a Party hereto may become subject under the Securities Act or other federal or state Law, insofar as such loss, damage, claim or Liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of Parent, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Parent (or any of its agents or Affiliates) of the Securities Act or any other federal or state securities Law, or any rule or regulation promulgated under the Securities Act or other federal or any state securities Law.  Notwithstanding the foregoing, no Loss to any Party shall be deemed a Registration Liability hereunder if such Loss arises as a result of any statements of, or information provided by, the Company (prior to the Closing) or any Seller for use in the applicable registration statement or prospectus.

“Resale Registration” has the meaning set forth in Section 4.3(d).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule.

“Schedule Supplement” has the meaning set forth in Section 5.3.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Shares” means the Stock Consideration and any other shares of SFX Common Stock that have been transferred as consideration in connection with other acquisitions by Parent.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Breach” means any known unauthorized (a) access to, acquisition of, or use of Protected Data by a third party, or (b) disclosure or loss of Protected Data by the Company.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.2(b).

“Seller Liability” has the meaning set forth in Section 7.5(b).

“Seller Notice” has the meaning set forth in Section 4.3(a).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Seller Reserve Amount” means an amount in cash equal to the greater of (a) $1,500,000 or (b) an amount determined by the Sellers’ Representative prior to Closing.

“SFX Common Stock” means common stock of Parent, $0.001 par value.

“SFX Qualified IPO” means an underwritten initial public offering pursuant to a registration statement declared effective by the SEC and the related listing on Nasdaq of shares of SFX Common Stock, resulting in a per share price of SFX Common Stock of not less than Five Dollars ($5.00) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to SFX Common Stock).

“SFX Shares” has the meaning set forth in Section 3.3(a).

“Software” means all computer software programs, including all source code, object code, and documentation related thereto owned by the Company or its Subsidiaries or used in connection with the Business and that is necessary for or material to the operation of the Business as presently conducted.

“SR Put Right” has the meaning set forth in Section 4.3(a).

“Statement of Merger” has the meaning set forth in Section 2.2(a).

“Stock Consideration” means Five Million (5,000,000) shares of SFX Common Stock, which represents 8.4% of the fully-diluted capitalization of Parent as of immediately following the Effective Time (inclusive of the SFX Shares that are allocated as Blocker Stock Consideration).

“Stock Escrow Account” means the account established by the Escrow Agent for purposes of holding a portion of the Stock Consideration (excluding the Indemnity Escrow Shares)

pursuant to the terms of the Stock Escrow Agreement.

“Stock Escrow Agreement” means the escrow agreement governing the Stock Escrow Account to be entered into as of the date hereof between the Escrow Agent, the Sellers’ Representative and Parent (as amended, modified, supplemented or restated from time to time).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsequent Consideration” means amounts payable to the Sellers after the Closing, including any payments pursuant to Section 7.2(b).

“Subsidiary” means with respect to any Person, any corporation, partnership, association, limited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, association, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  For the purposes of this definition, a Person or Persons shall also include all successors in interest.

“Surrender Forms” means, collectively, a letter of transmittal in a form reasonably acceptable to the Sellers’ Representative, a Form W-8 or W-9, as applicable, and a Joinder Agreement.

“Survival Date” has the meaning set forth in Section 7.1(a).

“Surviving Company” has the meaning set forth in Section 2.2(b).

“Tax” or “Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent tax, and any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law or otherwise.

“Tax Claim Notice” has the meaning set forth in Section 4.4(f)(i).

“Tax Claims” has the meaning set forth in Section 4.4(g).

“Tax Contest” has the meaning set forth in Section 4.4(f)(i).

“Tax Return” means any return, declaration, form, report, claim, informational return (including all Forms 1099) or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten other than customary Tax indemnification or other arrangements contained in any credit or other commercial agreement the primary purpose of which does not relate to Taxes.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Third-Party Claim” has the meaning set forth in Section 7.6(a).

“Top Suppliers” has the meaning set forth in Section 3.2(s).

“Total Consideration” means, together, the Closing Cash Consideration, the Stock Consideration, the Blocker Cash Consideration and the  Blocker Stock Consideration.

“Transaction Expenses” means an amount determined by Sellers’ Representative at Closing, consisting of (i) investment banking fees (i.e., the fees owed to Pagemill Partners, LLC) in connection with the Transactions, (ii) legal and accounting expenses incurred by the Company in connection with the Transactions, and (iii) such other fees and expenses incurred by the Company in connection with the Transactions as determined by the Sellers’ Representative.

“Transactions” means the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 4.4(c).

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Unclaimed Amounts” has the meaning set forth in Section 2.8.

2.                                      BLOCKER SALE; MERGER

2.1                               Blocker Sale.  Immediately prior to the Merger, the stock of Insight Beatport Cayman Blocker, Inc. (“Blocker”), a Delaware corporation which owns, as its sole assets, Membership Interests in the Company, shall be sold to Parent by Insight Venture Partners (Cayman) V, L.P., the sole stockholder of Blocker (“IVP Cayman”) in exchange for the right to receive (a) the Blocker Cash Consideration, (b) the Blocker Stock Consideration and (c) the portion of the Subsequent Consideration, if any, that becomes payable to IVP Cayman as calculated in accordance with the methodology set forth on Exhibit C (the “Blocker Sale”); provided, however, that,  at the closing of the Blocker Sale, Parent shall (i) deliver to the Sellers’ Representative, by wire transfer of immediately available funds to an account specified by the Sellers’ Representative to Parent prior to the Closing, an amount in cash equal to the Blocker Cash Consideration for distribution by the Sellers’ Representative pursuant to Section 2.4, (ii) deposit the applicable portion of the Blocker Stock Consideration into the Stock Escrow Account and (iii) deposit the applicable portion of the Blocker Stock Consideration allocable to Blocker’s portion of the Indemnity Escrow Shares into the Indemnity Escrow Account.  For all purposes hereunder (other than Section 2.2, Section 3.1 and Section 3.3), IVP Cayman shall be deemed a “Seller” hereunder, and shall have all of the rights and obligations of a Seller hereunder (except pursuant to Section 2.2, Section 3.1 and Section 3.3).  Each of Buyer and Parent (on behalf of itself and on behalf of the Blocker following the closing of the Blocker Sale) hereby waives any and all rights to receive any payments in respect of the Membership Interest transferred in connection with the Blocker Sale.  The Company hereby waives any and all of its rights, including any right of first refusal and notices related thereto, that may be applicable to the Blocker Sale under the Company’s Organizational Documents.

2.2                               Merger and Effect of Merger.

(a)                                 In connection with the Merger, each of the Company and the Buyer have approved, by resolutions duly adopted, this Agreement as their “Plan of Merger” within the meanings of Section 7-90-203.4 of the Colorado Corporations and Associations Act (the “CCAA”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”).  Subject to the provisions of this Agreement, the Statement of Merger as required by Section 7-90-203.7 of the CCAA (the “Statement of Merger”) and the Certificate of Merger as required by Section 18-209(c) of the DLLCA (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the Company, Buyer and such other parties as may be appropriate, and thereafter (i) the Statement of Merger shall be delivered to the Secretary of State of Colorado (the “Colorado Department”), as provided in Section 7-90-203.7 of the CCAA, and (ii) Certificate of Merger shall be delivered to the Secretary of State of Delaware (the “Delaware Department”), as provided in Section 18-209(c) of the DLLCA, each for filing as soon as practicable on or after the date on which the Closing occurs.  The Merger shall become effective on the date and at the time of the acceptance of the Statement of Merger by the Colorado Department, or, if a later or delayed effective time is stated in the Statement of Merger, then at such later date and time (the “Effective Time”).

(b)                                 At the Effective Time, the separate existence of the Buyer (PITA II LLC, a Delaware limited liability company) shall cease, the Buyer shall be merged with and into the Company (Beatport, LLC, a Colorado limited liability company) and the Company, as the surviving company in the Merger, shall continue its existence under the laws of the State of Colorado (the “Surviving Company”) under the name of “Beatport, LLC.”  At and after the Effective Time, the Merger will have the effects set forth in Section 7-90-204 of the CCAA and Section 18-209(g) of the DLLCA.

(c)                                  At the Effective Time, (i) the articles of organization of the Company, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company immediately after the Effective Time, and shall thereafter continue to be its articles of organization until amended as provided therein and under the CCAA, and (ii) the operating agreement of the Company shall be amended and restated so as to read in its entirety as set forth in Exhibit D, and as so amended shall be the operating agreement of the Surviving Company until amended as provided therein and applicable Law.

(d)                                 The following individuals shall be the managers of the Surviving Company immediately after the Effective Time: Robert F.X Sillerman and Richard S. Rosenstein.  The officers of Company immediately prior to the Effective Time shall be the officers of Company as the Surviving Company immediately after the Effective Time.

(e)                                  Effect on Membership Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer, the Company, or the holders of the Membership Interests:

(i)                                     the membership interests of Buyer that are outstanding immediately prior to the Effective Time shall be converted into the Membership Interests of the Surviving Company and the members of Buyer immediately prior to the Effective Time shall be the members of the Surviving Company.

(ii)                                  the Membership Interests held by each Seller that are issued and outstanding as of immediately prior to the Effective Time (except for Membership Interests held by the Blocker) shall be converted into and represent the right to receive (i) the portion of the Closing Cash Consideration (as defined below) set forth across from such Seller’s name on Exhibit C hereto,  (ii) the portion of the Stock Consideration that becomes payable to such Seller pursuant to the terms of the Stock Escrow Agreement or Indemnity Escrow Agreement (whether in stock or cash as determined in accordance with the terms hereof) and as calculated in accordance with the methodology set forth on Exhibit C, and (iii) the portion of the Subsequent Consideration, if any, that becomes payable to such Seller as calculated in accordance with the methodology set forth on Exhibit C; provided, however, that the Sellers’ Representative shall not deliver (or cause to be delivered) to such Seller any amounts (including any portion of the Stock Consideration inclusive of the Indemnity Escrow Shares) in respect of such Seller’s outstanding Membership Interests until such Seller has delivered to the Sellers’ Representative (or its designee) duly completed and executed Surrender Forms.  No interest will be paid or will accrue on any portion of the consideration payable hereunder.

(iii)                               each Membership Interest, when converted, contributed and exchanged or canceled, as applicable, pursuant to this Section 2.2, shall no longer be outstanding and shall automatically be canceled and retired, to the extent applicable, and each Seller shall cease to have any rights with respect thereto, except the right to receive the respective consideration provided for in this Section 2.  At the Effective Time, the transfer books of the Company shall be closed, and no transfer of any Membership Interest shall be made thereafter.

2.3                               Closing Consideration. On the Closing Date, Parent and Buyer shall make the following payments and deliveries:

(a)                                 Parent shall deliver to the Sellers’ Representative, by wire transfer of immediately available funds to an account specified by the Sellers’ Representative to Parent at least two (2) Business Days prior to Closing, an amount in cash equal to the sum (the “Closing Cash Payment”) of (i) Thirty-Three Million Four Hundred Thousand Dollars ($33,400,000), minus (ii) the Blocker Cash Consideration;

(b)                                 Parent shall deposit the Stock Consideration (excluding the Indemnity Escrow Shares and the Blocker Stock Consideration (other than the Blocker Stock Consideration allocable to Blocker’s portion of the Indemnity Escrow Shares being deposited by Parent pursuant to the Blocker Sale)) with the Escrow Agent to hold in the Stock Escrow Account pursuant to the terms of the Stock Escrow Agreement; and

(c)                                  Parent shall deposit the Indemnity Escrow Shares (other than Blocker’s portion of the Indemnity Escrow Shares being deposited by Parent pursuant to the Blocker Sale) with the Escrow Agent to hold in the Indemnity Escrow Account subject to the terms of the Indemnity Escrow Agreement.

2.4                               Closing Date Payments. On the Closing Date, the Sellers’ Representative shall distribute the Closing Cash Payment in accordance with the below:

(a)                                 The Sellers’ Representative shall distribute the applicable portion of the sum (the “Closing Cash Consideration”) of the Closing Cash Payment, plus the Blocker Cash Consideration, minus the Transaction Expenses, minus the Seller Reserve Amount to each Seller, by wire transfer of immediately available United States funds to one or more bank accounts designated by each such Seller, in accordance with the methodology set forth on Exhibit C, in each case, upon receipt of such Seller’s (other than IVP Cayman’s) completed and executed Surrender Forms.

(b)                                 The Sellers’ Representative shall pay each Person owed any portion of the Transaction Expenses, by wire transfer of immediately available United States funds to one or more bank accounts designated by each such Person, the respective amount of the Transaction Expenses owed to such Person.

(c)                                  The Sellers’ Representative shall deposit the Seller Reserve Amount in a segregated escrow account controlled by the Sellers’ Representative.

2.5                               Closing.

(a)                                 Closing Date.  The closing of the Transactions (the “Closing”) shall take place immediately following the Effective Time at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018, at a time and on a date to be designated by the Company and Buyer, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Section 6 hereof (other than those conditions which by their terms are to be satisfied or waived at the Closing), but shall be, in no event, more than twenty (20) calendar days after the date hereof, provided that the conditions set forth in Section 6 hereof are satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing) or such other time, date and location as the Company and Buyer shall mutually agree. The Closing may be accomplished remotely by the electronic exchange of all closing deliveries required by Section 2.5 between the Parties.  The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

(b)                                 Closing Deliveries.

(i)                                     At the Closing, the Company shall deliver to Buyer the following:

(A)                               a certificate (the “Company Secretary Certificate”), dated the Closing Date, in form and substance reasonably satisfactory to Buyer, signed by the secretary of the Company, attaching thereto copies of the following documents and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect, and (z) such documents have not been amended, modified, or rescinded (and that the amendment, modification, or rescinding of such documents has not been authorized):

i.                                          each of the Company’s Organizational Documents;

ii.                                       the requisite written consent, or minutes of the meeting, of the Company’s board or managers or other governing body authorizing the execution and delivery of this Agreement and the Ancillary Documents, the Merger, and the performance of the transactions contemplated hereby and thereby, on behalf of the Company; and

iii.                                    the requisite consent, or minutes of the meeting, of the Company’s required equity holders authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of the Company;

(B)                               a certificate of good standing of the Company from the Secretary of State of the State of Colorado dated within five (5) Business Days of the Closing Date;

(C)                               a certificate executed by an officer of the Company, dated the Closing Date, stating that the preconditions specified in Section 6.2, as they relate to the Company have been satisfied;

(D)                               from the Company, a certificate certifying that Membership Interests are not “United States real property interests” within the meaning of Section 897(c) of the Code (the “FIRPTA Certificate”); and

(E)                                the Ancillary Documents, duly executed by the Escrow Agent and the Sellers’ Representative.

(ii)                                  At the Closing, Buyer and Parent will deliver or cause to be delivered to the Sellers or the Sellers’ Representative the following:

(A)                               a certificate (the “Buyer Secretary Certificate”), dated the Closing Date, in form and substance reasonably satisfactory to Sellers’ Representative, signed by signed on behalf of Buyer by Buyer’s Secretary, attaching thereto copies of the following documents and certifying, as applicable, that (x) such copies are complete and correct copies of such documents, (y) such documents are in full force and effect, and (z) such documents have not been amended, modified, or rescinded (and that the amendment, modification, or rescinding of such documents has not been authorized):

i.                                          each of Buyer’s Organizational Documents;

ii.                                       the requisite written consent, or minutes of the meeting, of Buyer’s board or managers or other governing body authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of Buyer; and

iii.                                    the requisite written consent, or minutes of the meeting, of Parent’s Board authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of Parent;

(B)                               a certificate of good standing of each of Buyer and Parent from the Secretary of State its jurisdiction of organization, and each other state in which the Company is qualified to do business dated within five (5) Business Days of the Closing Date;

(C)                               a certificate executed by an officer of each of Buyer and Parent, dated the Closing Date, stating that the preconditions specified in Section 6.3 as they relate to Buyer and Parent have been satisfied; and

(D)                               the Ancillary Documents, duly executed by Buyer; and

(E)                                a capitalization table of Parent dated as of the Closing Date.

(iii)                               At the Closing, Parent will deliver:

(A)                               to the Sellers’ Representative, the Closing Cash Payment;

(B)                               to the Escrow Agent, the Stock Consideration (excluding the Indemnity Escrow Shares) to be deposited in the Stock Escrow Account; and

(C)                               to the Escrow Agent, the Indemnity Escrow Shares to be deposited into the Indemnity Escrow Account.

2.6                               Withholding.  Notwithstanding anything in this Agreement to the contrary, the Buyer is  entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as the Buyer determines it (or the Company or any of its Affiliates) is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or other Tax Law (including, without limitation, as a result of the failure of a Seller to deliver a FIRPTA Certificate).  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.7                               Stock Consideration.

(a)                                 The Parties intend for the portion of the Stock Consideration deposited into escrow at the Closing to be treated as owned by Parent for U.S. federal income tax purposes; provided, however, that neither Parent nor Holder shall be treated as owning any portion of the Stock Consideration released to or at the direction of the Sellers or the Sellers’ Representative in accordance with the terms of this Agreement and the Ancillary Documents.  Notwithstanding anything contained herein to the contrary, except as set forth in Section 4.3, none of Parent, Buyer or any of their respective Affiliates (including Holder) shall have any right to receive any distributions out of the Stock Escrow Account, and each of Parent and Buyer hereby waive and disclaim, on their own behalf and on behalf of their respective Affiliates (including Holder), any right to receive distributions from, or to make claims against any portion of the Stock Consideration deposited into, the Stock Escrow Account.  Any and all cash earnings and cash dividends on the Stock Consideration held in escrow shall be for the benefit of Parent and any voting rights and other similar rights with respect to the Stock Consideration held in escrow shall be exercisable by Holder, in each case, until such Stock Consideration is released from the Stock Escrow Account or the Indemnity Escrow Account, as applicable. Holder shall be solely responsible for complying with any and all reporting obligations and making any and all filings (including all SEC reports and filings) with any Governmental Authority with respect to the Stock Consideration; provided, however, that Holder shall not be responsible for such reporting and filing obligations with respect to any portion of the Stock Consideration released to the Sellers or the Sellers’ Representative  in accordance with the terms of this Agreement and the Ancillary Documents. Parent shall cause Holder to provide the Sellers’ Representative with a reasonable opportunity to review any filings required to be filed by Holder with any Governmental Authority prior to submitting any such filings to such Governmental Authority, and Parent shall cause Holder to use its commercially reasonable efforts to reflect in each such filing, when so filed with such Governmental Authority, such comments as the Sellers’ Representative may reasonably propose, and Parent shall cause Holder not to file any such document to which the Sellers’ Representative objects in writing, unless in the reasonable judgment of Parent’s counsel such filing is necessary to comply with applicable Law.

(b)                                 If, at any time after the Closing but before the (i) date upon which the Stock Consideration is released from the Stock Escrow Account or (ii) date upon which the Indemnity Escrow Shares are released from the Indemnity Escrow Account, as applicable, there occurs any stock split, stock dividend, recapitalization or similar transaction affecting SFX Common Stock, then Parent shall deposit or cause to be deposited with the Escrow Agent for deposit into the Stock Escrow Account and/or the Indemnity Escrow Account such additional shares of SFX Common Stock as the holder of the Stock Consideration would be entitled to receive as a result of such occurrence, with such additional SFX Common Stock being made part of the Stock Consideration (and included within such definition) for purposes of this Agreement.  For the avoidance of doubt, the amounts to be deposited into the Stock Escrow Account pursuant to this Section 2.7(b), if any, shall include such additional shares as they relate to the entire Stock Consideration, including the Indemnity Escrow Shares.

(c)                                  Parent covenants and agrees that it will not sell or transfer any of its membership interests in Holder until all of the Stock Consideration held in the Stock Escrow Account pursuant to the Stock Escrow Agreement has been released to the Sellers’ Representative, the Sellers, or to Parent (pursuant to Section 4.3(a)), as applicable, in accordance with the terms of this Agreement and the Stock Escrow Agreement; provided,  that nothing in this provision shall limit Parent’s ability to transfer its membership interests in Holder to an Affiliate, or to assign, pledge, or transfer an interest as collateral or security for the benefit of creditors, or for any such creditor to realize upon such pledged interest. On the date on which the portion of the Stock Consideration held in the Stock Escrow Account is to be released to the Sellers pursuant to and in accordance with the terms of the Stock Escrow Agreement, Parent and Buyer shall cause all such Stock Consideration to be distributed to or at the direction of the Sellers’ Representative.

2.8                               Certain Additional Matters. To the extent that amounts are withheld from any payments to any Seller hereunder, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.  Any portion of the consideration payable hereunder remaining unclaimed as of a date which is six (6) months following the Closing Date (“Unclaimed Amounts”) shall, to the extent permitted by applicable Law, become the property of the Surviving Company; provided, that the Surviving Company shall thereafter remain solely and primarily liable for the payment of any Unclaimed Amounts to any Seller.

3.                                      REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties Concerning Sellers.  Each Seller, for itself, severally and not jointly, represents and warrants to Buyer and Parent as follows:

(a)                                 Ownership.  Such Seller is the lawful record and beneficial owner of the Membership Interests set forth opposite such Seller’s name on Exhibit B and has good title to such Membership Interests, free and clear of any Liens (other than for Taxes not yet due and payable and transfer restrictions under federal or state securities Laws) and with no restriction on the voting rights (if applicable) and other incidents of record and beneficial ownership pertaining thereto.

(b)                                 Organization. Such Seller which is an Entity is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

(c)                                  Authorization of Transaction.  Such Seller who is an individual has the legal capacity to execute and deliver this Agreement and each Ancillary Document to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder.  Such Seller which is an Entity has all requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Document to which such Seller is a party, and to perform such Seller’s obligations hereunder and thereunder.  This Agreement and each of the Ancillary Documents to which such Seller is party has been (or, contemporaneously with the Closing is being) duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(d)                                 Noncontravention.  The execution, delivery, and performance by each Seller of this Agreement and the Ancillary Documents and the consummation of the Transactions does not and will not (i) contravene or conflict with such Seller’s Organizational Documents (as applicable); (ii) in any material respect violate or conflict with any applicable Law to which such Seller is subject; (iii) result in the creation or imposition of any Lien on any of the Membership Interests of such Seller; or (iv) contravene, conflict with, or constitute a material violation or breach of any material Contract to which such Seller is a party or to which any of the Membership Interests of such Seller are subject.  Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(e)                                  Brokers’ Fees. Such Seller is not obligated to pay nor has any Liability with respect to any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby or by any Ancillary Document for which Buyer or Company would become liable or otherwise obligated.

(f)                                   No Other Representations and Warranties. Except for the representations and warranties contained in this Sections 3.1 and Section 3.3, the Ancillary Documents, and the certificates delivered in connection herewith, none of the Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Sellers furnished or made available to Buyer, Parent and their respective representatives (including any information, documents or material made available to Buyer in the electronic data room, management presentations or in any other form in expectation of the Transactions contemplated hereby) or any representation or warranty arising from statute or otherwise in Law.

3.2                               Representations and Warranties Concerning the Company.  Except as set forth on the schedules of exceptions and disclosures schedules delivered in connection herewith (the “Disclosure Schedule”), the Company represents and warrants to Buyer and Parent as follows:

(a)                                 Organization, Good Standing, and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado, and the Company has all requisite limited liability company power and authority to own and operate its properties and to carry on its businesses as now conducted.  Schedule 3.2(a) lists every jurisdiction in which the Company is qualified to do business, and such jurisdictions represent every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.  The Company has made available to Buyer copies of the Organizational Documents of the Company and its Subsidiaries, and such copies are true and complete.

(b)                                 Authorization of Transaction.  The Company has all limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which the Company is a party, and to perform the Company’s obligations hereunder and thereunder.  This Agreement and each Ancillary Document has been (or, contemporaneously with the Closing is being) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(c)                                  Capitalization.  Except as set forth on Schedule 3.2(c), the Membership Interests constitute all of the outstanding equity interests of the Company.  Except for the Membership Interests and except as set forth on Schedule 3.2(c), there are no outstanding: (i) equity interests or voting securities of the Company; (ii) securities convertible or exchangeable into equity interests of the Company; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of the

Company; or (iv) equity appreciation, phantom equity interests, profit participation or similar rights with respect to the Company, and there are no outstanding obligations of the Company, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any securities.  The Membership Interests have been duly authorized and validly issued and were issued in compliance with all applicable securities Laws and are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right.  The ownership of the Company as set forth in Schedule 3.2(c) is true correct and complete, and the Membership Interests as set forth therein constitute all outstanding equity securities of the Company.

(d)                                 Subsidiaries.  The Subsidiaries of the Company, their jurisdiction of formation, and their ownership structure is set forth on Schedule 3.2(d).  Neither the Company nor its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  Each of the Company’s Subsidiaries is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.  Except as set forth in Schedule 3.2(d), all of the equity interests of each of the Company’s Subsidiaries is owned by the Company free and clear of all Liens.

(e)                                  Noncontravention.  Except as set forth on Schedule 3.2(e), the execution, delivery, and performance by the Company of any Ancillary Documents to which the Company is party and the consummation of the Transactions does not and will not (i) contravene or conflict with any of the Company’s Organizational Documents; (ii) in any material respect violate or conflict with any applicable Law to which the Company is subject; (iii) to the Company’s Knowledge, result in the creation or imposition of any Lien on an asset of the Company (other than Permitted Liens); or (iv) contravene, conflict with, or constitute a material violation or breach of any Material Contract to which the Company is a party or to which any Company assets are subject.

(f)                                   Financial Statements. Schedule 3.2(f) consists of: (i) the audited consolidated balance sheet of the Company and its Subsidiaries and the related statements of income, members equity and cash flows, in each case, as of and for the fiscal years ended December 31, 2012, 2011, and 2010 (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company dated as of January 31, 2013 and the related unaudited consolidated statements of operations for the month ended January 31, 2013 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 3.2(f), each of the Financial Statements was prepared on the basis of and in accordance with the books and records of the Company and its Subsidiaries kept in the ordinary course of business (which books and records are accurate and complete in all material respects), and fairly presents in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of its respective date, and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods related thereto, in each case in accordance with GAAP consistently applied, except in the case of the unaudited Financial Statements for the absence of footnote disclosure and year-end adjustments, none of which, if presented, would have, individually or in the aggregate, a Material Adverse Effect, taken as a whole.  The balance sheet of the Company as of the fiscal year ended December 31, 2012 is referred to herein as the “Latest Balance Sheet”.  The Latest Balance Sheet includes all accounts payable of the Company as of the date thereof.  All accounts payable as set forth on the Latest Balance Sheet or arising since the date thereof have been incurred in the ordinary course of business and, since the date of the Latest Balance Sheet, all such accounts payable have been paid in a timely manner by the Company in accordance with past practice.  To the Company’s Knowledge, the amount due and payable in respect of mechanical royalties for the period commencing on the Closing Date and ending on the one year anniversary of the Closing Date does not exceed One Million Seven Hundred Thousand Dollars ($1,700,000).

(g)                                  Absence of Certain Developments.  Since January 1, 2013, there has not been any Material Adverse Effect with respect to the Company or any of its Subsidiaries, and no event has occurred and no circumstances exist that would reasonably be expected to result in a Material Adverse Effect with respect to the Company or any of its Subsidiaries.  Except as set forth on Schedule 3.2(g) and except as expressly contemplated by this Agreement, since January 1, 2013, neither the Company nor any of its Subsidiaries has:

(i)                                     amended any of its Organizational Documents;

(ii)                                  incurred any Indebtedness, except working capital credit line borrowings in the ordinary course of business consistent with past practices, or guaranteed any such Indebtedness, or issued or sold any Indebtedness or warrants or rights to acquire any Indebtedness, or guaranteed any Indebtedness of others, in each case, other than accruals for mechanical royalty and label payments (including, without limitation, payments to foreign country artists and record labels);

(iii)                               mortgaged, pledged or subjected to any Lien any of its assets (other than Permitted Liens);

(iv)                              (A) sold, leased, licensed, assigned, pledged or granted any security interest in, transferred or otherwise disposed of, or agreed to sell, lease, license, assign, pledge or grant any security interest in, transfer or otherwise dispose of, any of its tangible assets, except in the ordinary course of business, or (B) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(v)                                 sold, licensed, assigned or transferred any Company Intellectual Property, except in the ordinary course of business;

(vi)                              issued, sold or transferred, or agreed to the issuance, delivery or sale of: (A) any of its equity securities; (B) any securities convertible or exchangeable into equity; or (C) other equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(vii)                           made any material capital investment in, or any material loan to, any other Person;

(viii)                        made any material capital expenditures or commitments, except in the ordinary course of business;

(ix)                              adopted any new or made any changes in its existing employee benefit plans or made any changes in wages, salary or other compensation with respect to its officers, directors or employees, except, in each case, (A) to the extent required to comply with applicable Law or the terms of any Plan or (B) for any such action or change that is not material and that was taken in the ordinary course of business consistent with past practice, and to the Company’s Knowledge no communication or announcement has been made indicating any intention of the Company or any Subsidiary to take any of the foregoing actions;

(x)                                 paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into or modified any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business;

(xi)                              made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or reversed any accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or acted or omitted to act where such action or omission to act would reasonably be expected to have the effect of materially increasing any present or future Tax liability or materially decreasing any present or future Tax benefit for the Company or any of its Subsidiaries or the Buyer or its Affiliates;

(xii)                           modified in a material manner its existing cash management, credit collection or payment policies, procedures and practices (including, without limitation, any acceleration in the collection of accounts receivable, delay in the payment of accounts payable or change in the maintenance of working capital balances);

(xiii)                        commenced or settled any litigation, arbitration or proceeding involving (i) an amount in excess of Fifty Thousand Dollars ($50,000) in the aggregate or (ii) involving equitable relief;

(xiv)                       entered into or materially modified any Material Contract or material Licenses and Permits, or otherwise become obligated to do any of the foregoing, except in each case in the ordinary course of business consistent with past practice; or

(xv)                          experienced any incidents of damage, destruction or loss of any property owned by the Company or its Subsidiaries, whether or not covered by insurance, having a replacement cost or fair market value in excess of Fifty Thousand Dollars ($50,000).

(h)                                 Properties.

(i)                                     Neither the Company nor any of its Subsidiaries owns any real property.

(ii)                                  The real property listed on Schedule 3.2(h)(ii) (the “Leased Real Property”) constitutes a complete and correct list of all of the real property leased, subleased, licensed, or otherwise used in any material respect, pursuant to other similar agreements or arrangements, by the Company and its Subsidiaries and that significantly relate to the business and operations of the Company and its Subsidiaries.  Schedule 3.2(h)(ii) also sets forth a complete and correct list of all leases, subleases, licenses or other rental arrangements pursuant to which the Company or its Subsidiaries holds any Leased Real Property (individually, a “Lease” and collectively, the “Leases”).  The Company has delivered or made available to Buyer accurate and complete copies of each of the Leases.  None of the Leases referenced in the preceding sentence have been modified, assigned, changed, supplemented, amended, or mortgaged in any material respect, except to the extent that such modifications or other changes are disclosed on Schedule 3.2(h)(ii) or disclosed by the copies of the Leases delivered or made available to Buyer.  With respect to each Lease, and except as otherwise specified on Schedule 3.2(h)(ii):

(A)                               such Lease is valid and is in full force and effect, subject to the application of any bankruptcy or creditors’ rights Laws and, if applicable, proper authorization and execution of such Lease by the other party thereto;

(B)                               none of the Leased Real Property has been subleased, licensed, assigned or otherwise transferred or conveyed by the Company or its Subsidiaries, and to the Company’s Knowledge, there are no Liens that affect the Leased Real Property as a result of the acts or omissions of the Company or its Subsidiaries other than Permitted Liens;

(C)                               to the Company’s Knowledge, neither the Company nor its Subsidiaries has received any written notice from any Governmental Authority that the use, occupancy, and operations of any Leased Real Property by the Company or any applicable Subsidiary is not in compliance with all applicable Laws and Licenses and Permits; and

(D)                               to the Company’s Knowledge, neither the Company nor its Subsidiaries has received from any counterparty thereto or sent to any counterparty thereto written notice of any material default or alleged default in the performance of any obligation to be performed or paid under any Lease.

(i)                                     Tax Matters.  Except as set forth on Schedule 3.2(i):

(i)                                     Each of the Company and its Subsidiaries has: (a) timely filed all income Tax Returns and all other material Tax Returns required to be filed by or with respect to such entities or with respect to the assets of the Company or the Business, and all such Tax Returns have been completed in material compliance with all applicable Laws.  All material Taxes owed by each of the Company and its Subsidiaries or with respect to the assets of the Company or the Business (whether or not shown on any Tax Return) have been timely paid in full.

(ii)                                  There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened in writing to encumber) the assets of any of the Company or its Subsidiaries, except for statutory Liens for current Taxes not yet due and payable, or Liens for Taxes being contested in good faith in appropriate proceedings.

(iii)                               Each of the Company and its Subsidiaries has timely withheld and paid over to the appropriate Taxing Authority all material Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, shareholder, creditor, holder of securities or other third party, and each of the Company and its Subsidiaries has materially complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(iv)                              There are no: (a) pending written claims by any Governmental Authority with respect to Taxes relating or attributable to any of the Company or its Subsidiaries; or (b) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of any of the Company or its Subsidiaries claimed, issued or raised in writing by any Taxing Authority.

(v)                                 None of the Company or any of its Subsidiaries have waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(vi)                              None of the Company or its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(vii)                           No power of attorney that currently is in effect has been granted by any of the Company or its Subsidiaries.

(viii)                        None of the Company or its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise.  None of the Company or its Subsidiaries has been included in any “consolidated”, “unitary”, “combined” or similar income Tax Return provided for under the United States or any non-U.S. jurisdiction or any state.

(ix)                              None of the Company or its Subsidiaries has entered into any transaction identified as a “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2).

(x)                                 No written claim has been made by a Taxing Authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns and pay Taxes that the Company or such Subsidiary is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(xi)                              For all periods since formation, (a) the Company has been treated for U.S. federal income tax purposes as a partnership and not as an corporation, association or a publicly traded partnership (within the meaning of Section 7704(b) of the Code and the Treasury Regulations thereunder), (b) Beatport SARL and Sound to Sample LTD have each been treated for U.S. federal income tax purposes as a corporation, (c) Beatport Japan, LLC has been treated as an entity disregarded from its owner for U.S. federal income tax purposes, and (d) none of the Company or any of its Subsidiaries have taken any position inconsistent with such classifications.

(xii)                           Notwithstanding any other provision of this Agreement, the representations contained in this Section 3.2(i), Section 3.2(m), and Section 3.2(g)(xi) shall constitute the sole and exclusive representations of the Company and its Subsidiaries with respect to Taxes.

(j)                                    Contracts and Commitments.  Except as set forth on Schedule 3.2(j), neither the Company nor its Subsidiaries is party to any Contract or group of related Contracts of a type described below (such Contracts that are required to be listed in Schedule 3.2(j) are herein referred to as the “Material Contracts”):

(i)                                     any agreement relating to any pending or completed material business acquisition by the Company or its Subsidiaries within the last thirty-six (36) months;

(ii)                                  any collective bargaining agreement;

(iii)                               any Contract for the employment or engagement of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of One Hundred Thousand Dollars ($100,000) per annum;

(iv)                              any Contract: (i) relating to the borrowing of money or the assumption of Indebtedness; or (ii) pursuant to which the Company or its Subsidiaries has loaned or advanced money to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

(v)                                 any forward purchase or sale, futures, options or similar commodity hedging or derivative Contracts;

(vi)                              any Lease or agreement under which it is lessee of or holds or operates any tangible personal property owned by any other party, for which the annual rent exceeds One Hundred Thousand Dollars ($100,000);

(vii)                           any Contract or group of related Contracts with the same party for the purchase, maintenance or acquisition of goods, materials, products, supplies, merchandise, equipment, parts or other property or services, under which (A) the undelivered balance of such products or services has a value in excess of Fifty Thousand Dollars ($50,000) and (B) such arrangement is not terminable on less than thirty (30) days’ notice without material Liability;

(viii)                        any Contract for the acquisition of fixed assets or real property in excess of One Hundred Thousand Dollars ($100,000) or for capital expenditures or capitalized Leases;

(ix)                              any Contract which contains a non-competition provision and any Contract with a Top Supplier which contains a “most-favored-nations” provision;

(x)                                 any (a) power of attorney or (b) joint venture or partnership agreement; and

(xi)                              without limiting the generality of the foregoing, any Contract (including, without limitation, Contracts in which the Company or any of its Subsidiaries is licensee or licensor) with any (a) Governmental Authority, (b) Top Supplier or (c) director, officer, member or Affiliate.

Buyer has been given access to a true and correct copy of all Material Contracts, and set forth on Schedule 3.2(j) is a true and complete description of the material terms of each unwritten Material Contract, together with all material amendments, waivers or other changes thereto.

Except as set forth on Schedule 3.2(j), as of the date hereof: (i) each of the Contracts listed on Schedule 3.2(j) are valid and binding obligations of the Company and its Subsidiaries (as applicable); (ii) neither the Company nor its Subsidiaries is in material default under any Contract listed on Schedule 3.2(j); and (iii) to the Company’s Knowledge, the other party to each of the Contracts listed on Schedule 3.2(j) is not in material default thereunder.

(k)                                 Intellectual Property.

(i)                                     Schedule 3.2(k)(i) sets forth a true, correct and complete list of all: (A) registrations and pending applications to register trademarks and service marks, material unregistered trademarks, trade names, fictitious names; (B) Internet domain name registrations; (C) issued patents and pending patent applications; and (D) copyright registrations and pending copyright applications, in each case owned by the Company or its Subsidiaries (“Listed IP”), including, to the extent applicable, the registration or application number and date for each item and the jurisdiction in which the item has been registered or applied for and the record owner of each item.  Except as set forth on Schedule 3.2(k)(i), all renewal and maintenance filings and fees in respect of the Listed IP that (x) were due and payable prior to the date hereof have been made or paid and (y) are due and payable after the date hereof but prior to the Closing Date will be made or paid prior to the Closing Date.  To the Company’s Knowledge, all registrations for the Listed IP are subsisting and all trademark registrations and copyright registrations included in the Listed IP are valid and enforceable.  Except as set forth on Schedule 3.2(k)(i), no claim against the Company or its Subsidiaries by any third party contesting the validity, enforceability or ownership of any Listed IP is currently pending or, to the Company’s Knowledge, is threatened.

(ii)                                  Except as set forth on Schedule 3.2(k)(ii), (i) the Company or its Subsidiaries owns, or has the right to use pursuant to a valid and binding written agreement, all Intellectual Property and computer software used in or  necessary for the operation of its respective businesses as presently conducted (“Company Intellectual Property”), and (ii) all material Company Intellectual Property which the Company uses pursuant to a valid and binding written agreement that is assignable in connection with the Transactions will, immediately subsequent to the Closing Date, continue to be used by the Company or its Subsidiaries on terms which are identical to those which the Company or its Subsidiaries, immediately prior to the Closing Date, has the right to use such item.  The Company Intellectual Property is sufficient for the Company to carry on the Business as currently conducted.  The Company Intellectual Property includes all material Intellectual Property and computer software used or held for use in connection with the operation of the Company’s or its Subsidiaries’ respective businesses as currently conducted, and, to the Company’s Knowledge, there are no other material items of Intellectual Property or computer software that are used in or necessary for the operation of such businesses as currently conducted or for the continued operation of such businesses as currently conducted.

(iii)                               To the Company’s Knowledge, the Company and its Subsidiaries, the operation of their respective businesses, and the Company Intellectual Property do not infringe, misappropriate or otherwise violate any Intellectual Property of any third parties.  Except as set forth on Schedule 3.2(k)(iii), (i) neither the Company nor its Subsidiaries is a party to any proceeding before any Governmental Authority alleging that the Company or its Subsidiaries the operation of their respective businesses, or the Company Intellectual Property is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (ii) neither the Company nor its Subsidiaries has received written notice from any Person alleging that the Company or its Subsidiaries, their respective businesses or the Company Intellectual Property infringe, misappropriate or otherwise violate any Intellectual Property of any third party, (iii) there is no claim against the Company or its Subsidiaries currently pending or, to the Company’s Knowledge, threatened, with respect to the alleged infringement, misappropriation or other violation by the Company or its Subsidiaries of the Intellectual Property of any third party, (iv) no proceeding before any Governmental Authority or claim by the Company or its Subsidiaries is currently pending against a third party with respect to the alleged infringement, misappropriation or other violation of any Company  Intellectual Property that is owned solely and exclusively by the Company and or its Subsidiaries (“Company Owned Intellectual Property”) and (v) to the Company’s Knowledge, no third party is currently infringing, misappropriating or otherwise violating any Company Owned Intellectual Property (excluding unauthorized references to, or uses and/or reproductions of, the Beatport name and/or logo on various online websites and blogs from time to time).

(iv)                              Except as set forth in Schedule 3.2(k)(iv), neither (i) the Company Owned Intellectual Property, nor (ii) to the Company’s Knowledge all other material Company Intellectual Property, is subject to any Liens, except Permitted Liens.

(v)                                 The Company or its Subsidiaries, as applicable, has taken all commercially reasonable actions to maintain the confidentiality of its trade secrets, confidential information and other proprietary rights.

(vi)                              Except as set forth in Schedule 3.2(k)(vi), each present or past employee, officer, consultant, contractor of the Company or its Subsidiaries, or any other Person who developed any of the Company Owned Intellectual Property, has executed a valid and enforceable written agreement with the Company or its Subsidiaries that (i) establishes that all Company Owned Intellectual Property, developed by such Person during the course of such Person’s employment or engagement by the Company or its Subsidiaries, shall belong to the Company and

(ii) obligates such Person to keep any confidential information, including trade secrets, of the Company and its Subsidiaries, confidential both during and after the term of employment or contract.

(vii)                           Each Software program used by or in the possession of the Company is listed in Schedule 3.2(k)(vii) and is either (i) owned by the Company, (ii) currently in the public domain or otherwise available to the Company without the license, lease or consent of any Person, or (iii) used under rights granted to Seller pursuant to an agreement or license from a Person that is referred to in Schedule 3.2(k)(vii).  To the Company’s Knowledge, the Company’s use of the Software does not violate the rights of any third party.  All Software that the Company owns was either developed by employees of the Company within the scope of their employment, developed by independent contractors who have assigned their rights to the Company pursuant to written agreements, or purchased (including all copyright rights) by the Company.  Except for Software developed by the Company under contracts with third parties, the Company has not granted to any person or Entity any interest, as licensee or otherwise, in any of its owned Software other than rights to use the Software in accordance with customer contracts entered into in the ordinary course of business.  Any license held by the Company to use any Software is valid and, to the Company’s Knowledge, the use of such Software does not infringe on the property rights of any Person.

(viii)                        The Software listed on Schedule 3.2(k)(vii) constitutes all of the Software used in the Company’s services and products.  Subject to the terms of the license agreements set forth in Schedule 3.2(k)(vii) and all applicable Law, (A) the Company has the right to assign all of the Software free and clear of any claim or Lien (other than Permitted Liens), and (B) to the Company’s Knowledge, following the Closing, the Company will be entitled to use each item of the Software, free and clear of any claim or right of any Person, in the same manner and to the same extent as it has been used by the Company prior to the Closing.

(ix)                              Seller uses commercially reasonable practices that are designed to (i) identify Open Source Materials and (ii) to avoid the improper release of source code included within the Software and the Company’s services or products.  All use and distribution of the Company’s services and products or use and distribution of any Open Source Materials by or through the Company is in compliance with the Open Source Licenses applicable thereto, including copyright notice and attribution requirements in all material respects.  Except as set forth in Schedule 3.2(k)(ix), the Company has not: incorporated Open Source Materials into, or combined Open Source Materials with, distributed Open Source Materials in conjunction with or for use with, or  used Copyleft Materials in connection with, any of the Software in a manner that requires the Software, or any portion thereof, to be subject to any Copyleft License.

(x)                                 To the Company’s Knowledge, the Software that has been commercially released is free of any material defects and material errors and operates as intended.  To the Company’s Knowledge, no disabling codes nor instructions nor any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” nor other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of the Software, any Company Intellectual Property (or all parts thereof) or any data (collectively, “Contaminants”) have been introduced in the Company’s Software.

(xi)                              The Company has taken commercially reasonable steps to ensure that information technology systems used in connection with the Business are free from Contaminants.  The Company has commercially reasonable disaster recovery plans, procedures and facilities in place for the Business and has taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the Business as currently conducted. To the Company’s Knowledge, except as set forth on Schedule 3.2(k)(xi), there have been no unauthorized intrusions or breaches of the security of the information technology systems of the Company prior to the date hereof.  The Company has implemented all material security patches and upgrades that are generally available for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(l)                                     Litigation.  Except as set forth on Schedule 3.2(l), there are no, and within the past three (3) years there have been no material Actions pending or, to the Company’s Knowledge, threatened, against the Company or its Subsidiaries, at law or in equity, or before or by any Governmental Authority, and neither the Company nor its Subsidiaries, is subject to, nor in the past three (3) years has the Company or its Subsidiaries, been subject to, any material outstanding judgment, order or decree of any court or other Governmental Authority.

(m)                             Employee Benefit Plans.

(i)                                     Schedule 3.2(m) sets forth a list of: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (whether or not subject to ERISA), including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA (whether or not subject to ERISA), including, but not limited to, any excess benefit plan, top hat plan, qualified defined contribution or defined benefit arrangement (“Pension Plans”); (iii) each bonus or incentive, stock option, equity incentive, restricted stock, stock bonus, change-of-control, severance, deferred bonus, salary reduction, consulting or employment agreement; and (iv) each fringe benefit, compensation, vacation pay, service award, moving expense or other compensation arrangement, plan, program, policy or Contract, with regard to each of (i), (ii), (iii) and (iv) which is sponsored or maintained by, or otherwise contributed to by, the Company or its Subsidiaries or with respect to which the Company or any Subsidiary has any Liability, whether direct or indirect, absolute or contingent ((i), (ii), (iii) and (iv) collectively referred to herein as the “Plans”).  Each of the Pension Plans intended to be qualified under the Code has received a favorable determination letter from the IRS or is in the form of a prototype plan entitled to rely upon the favorable advisory or opinion letter from the IRS, and no events have occurred that would adversely affect such qualified status of the Plans or the exempt status of any underlying trust.

(ii)                                  The Company has made available to Buyer (to the extent applicable): (i) a complete copy of each written Plan as in effect on the date hereof, the summary plan description required by ERISA, if applicable, and summaries of the material terms of each unwritten Plan; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such plan that is intended to be qualified under Section 401(a) of the Code; and (iv) a copy of the three most recent Form 5500 Annual Reports for each Plan (including attached schedules and audit report, as applicable). Except as set forth on Schedule 3.2(m), neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any other person or Entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(iii)                               Each Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms and all applicable requirements of ERISA and the Code and applicable Law.  With respect to each Plan, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code, and there has not occurred any reportable event (within the meaning of Section 4043 of ERISA, other than any reportable event for which notice has been waived by federal regulation).

(iv)                              None of the Company, its Subsidiaries, nor any ERISA Affiliate has or would be reasonably expected to have any Liability with respect to any employee benefit plan, whether direct or indirect, absolute or contingent, which (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (ii) is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA.  No material Liability under Title IV of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material Liability thereunder, and none of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or pursuant to Section 430(k) of the Code or a violation of Section 436 of the Code.  “ERISA Affiliate” shall mean any Entity (whether or not incorporated) other than the Company that, together with the Company or any Subsidiary, is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.  No Plan provides or other Contract requires the Company or any Subsidiary to provide (or would require the Company or any Subsidiary to provide) for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state law).

(v)                                 With respect to the Plans, all required contributions, premiums or other payments that are due have been paid in accordance with the payment terms of such Plan.  All liabilities with respect to any Plan have been properly accounted for on the Company’s Financial Statements in compliance with GAAP.

(vi)                              There do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits uncontested by third parties), suits, actions, disputes, audits or investigations with respect to any Plan.  Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(vii)                           Except as set forth on Schedule 3.2(m), (A) the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan, and (B) none of the Plans obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits solely or partially as a result of any transaction contemplated by this Agreement.

(viii)                        None of the Plans between the Company and any “service provider” (as such term is defined in Section 409A of the Code, related regulations and IRS guidance thereunder) provides for the deferral of compensation subject to Section 409A of the Code.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan that will result in any payment of deferred compensation subject to an additional tax under Section 409A of the Code.

(n)                                 Insurance.  Schedule 3.2(n) contains a complete list and description of each insurance policy and bond (including surety bonds) currently existing (including, in respect of any unexpired policy period) maintained by the Company and its Subsidiaries, including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors’ and officers’ and other casualty and liability insurance, and all claims in excess of $50,000 made thereunder during the previous twelve (12) months and the current status of such claims.  All such policies and all such bonds (including surety bonds) are in full force and effect.  All premiums and other payments due under each such insurance policy and bond have been paid in accordance with payment terms of each such insurance policy.  Except as noted on Schedule 3.2(n), the Company has not been notified in writing of any defense to coverage by an insurer of the Company or its Subsidiaries in connection with any current claim to coverage asserted or noticed by the Company under or in connection with any of their currently existing (including, in respect of any unexpired policy period) insurance policies or bonds.  Except as noted on Schedule 3.2(n), the Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company that there will be a cancellation or non-renewal of currently existing (including, in respect of any unexpired policy period) polices or binders.

(o)                                 Compliance with Laws.  The Company and its Subsidiaries have complied, in all material respects, with Laws applicable thereto, or to the business, operations or assets thereof.  Except as set forth on Schedule 3.2(o), neither the Company nor any of its Subsidiaries has received written notice, or to the Company’s Knowledge, any oral communications, from any Governmental Authority of any alleged or actual material violation of any applicable Law.  No investigation or review is pending or, to the Company’s Knowledge, threatened, by any Governmental Authority with respect to any material violation by the Company or any Subsidiary of any Law or material obligation on the part of the Company to take remedial action in respect thereof.

(p)                                 Environmental Matters.

(i)                                     Except as set forth in Schedule 3.2(p): (i) the Company and its Subsidiaries are currently in compliance in all material respects, with the provisions of all applicable environmental Laws, which compliance includes but is not limited to obtaining and complying with material Licenses and Permits required under environmental Laws (the “Environmental Permits”) and (ii) to the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in a material manner in the future.

(ii)                                  To the Company’s Knowledge, neither the Company nor any Subsidiary of Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Substances, or owned or operated any property or facility (including any real property owned, used or leased by the Company or any Subsidiary of Company or any of their predecessors or Affiliate) that is or has been contaminated by any Hazardous Substance, directly as a result of activities of the Company or its Subsidiaries so as to give rise to any current or future material liabilities or obligations pursuant to any environmental Laws.

(iii)                               The Company has not received written notice of any pending or threatened Actions or proceedings from any Governmental Authority regarding any matter relating to environmental Laws that remain outstanding.

(q)                                 Affiliated Transactions.  Except as set forth on Schedule 3.2(q), to the Company’s Knowledge, no Affiliate of the Company or any Seller and no officer, director, member or manager, as applicable, of any Seller, the Company or its Subsidiaries or any individual in such officer’s, director’s, member’s, or manager’s immediate family is a party to any Material Contract with the Company or its Subsidiaries or has any material interest in any material property used by the Company or its Subsidiaries.

(r)                                    Employment and Labor Matters.  Except as set forth on Schedule 3.2(r), the Company and its Subsidiaries, and, the to the Company’s Knowledge, their respective officers, executives, managers and employees have complied and are in compliance in all material respects with all applicable Laws respecting employment or labor, termination of employment and notice upon termination, fair employment practices and equal opportunity, nondiscrimination, harassment, retaliation, human rights, compensation, withholding, pay equity, immigration, collective bargaining, terms and conditions of employment, workers’ compensation, worker classifications, occupational safety, plant closings and wages and hours.  The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Authority.  In the past three (3) years neither the Company nor its Subsidiaries has experienced any material work stoppage, slowdown, labor dispute, allegation, charge, grievance or complaint of unfair labor practice; nor, to the Company’s Knowledge, has any such action been threatened against the Company or its Subsidiaries.  There are no material disputes pending or, to the Company’s Knowledge, threatened, between the Company or its Subsidiaries and any of their employees or former employees or employee organizations.  Neither the Company nor its Subsidiaries are a party to any collective bargaining agreement or other labor union or works council contract applicable to persons employed by the Company or its Subsidiaries, nor, to the Company’s Knowledge, are there or have there been in the past three (3) years any activities or proceedings of any labor union to organize any such employees.  To the Company’s Knowledge, no Key Employee has any plans to terminate employment with the Company or its Subsidiaries within twelve (12) months of the date hereof or in connection with the Closing.

(s)                                   Material Suppliers.  Schedule 3.2(s) sets forth a true and complete list of the top thirty (30) label/music suppliers of the Company and its Subsidiaries on a consolidated basis (by revenue for the 12-month period ended December 31, 2012) (the “Top Suppliers”).  Except as set forth on Schedule 3.2(s), since the date of the Latest Balance Sheet, no Top Supplier has (i) provided the Company or any Subsidiary with any written notice of material dispute or (ii) terminated or materially reduced, restricted, suspended or materially and adversely modified, or given written notice of an intent to terminate or materially reduce, restrict, suspend or materially and adversely modify, its relationship with the Company or its Subsidiaries (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Top Supplier).

(t)                                    Bank Accounts.  Schedule 3.2(t) sets forth an accurate and complete list of each financial institution in or with which the Company or its Subsidiaries has an account or safety deposit box, and the names of all Persons currently authorized to draw thereon or having access thereto.

(u)                                 Undisclosed Liabilities.  Except as set forth on Schedule 3.2(u), neither the Company nor its Subsidiaries have any material obligation or Liability which are of a nature  required to be disclosed in a balance sheet prepared in accordance with GAAP other than: (i) liabilities set forth on, or expressly reserved against on, the Latest Balance Sheet;

and (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice and which are not material in amount.

(v)                                 Privacy and Security.  The Company currently maintains policies, procedures and systems related to the privacy and security of all business, proprietary, individually identifiable, personal and any other private information, in compliance with U.S. federal and state Laws, except  where the failure to comply would not have a Material Adverse Effect.  Seller is complying with all current United States federal and state and foreign data privacy Laws, except  where the failure to comply would not have a Material Adverse Effect.  The Company has not experienced a Security Breach in the past three (3) years.

(w)                               Brokers’ Fees.  The Company is not obligated to pay and does not have any Liability with respect to any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby or by any Ancillary Documents.

(x)                                 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3.2 (including the related portions of the Disclosure Schedules), neither the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer, Parent and their respective representatives (including any information, documents or material made available to Buyer in the electronic data room, management presentations or in any other form in expectation of the Transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

3.3                               Representations; Warranties, and Acknowledgments of Sellers Concerning the Stock Consideration.  Each Seller, for itself, severally and not jointly, represents and warrants to Parent as follows:

(a)                                 Acquisition Entirely for Own Account.  The shares of SFX Common Stock (“SFX Shares”) to be acquired by such Seller as part of the Stock Consideration hereunder are being acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Seller does not have any Contract with any Person to sell, transfer or grant participations to such Person with respect to any SFX Shares. Such Seller has not been formed for the specific purpose of acquiring the SFX Shares.

(b)                                 Such Seller has had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the transfer of the SFX Shares with Parent’s management.

(c)                                  Accredited Investor.  Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(d)                                 Foreign Investor.  Such Seller is satisfied as to the full observance of the Laws of its jurisdiction of organization and domicile in connection with the acceptance of the SFX Shares, including (i) the legal requirements within such jurisdiction or jurisdictions for the acceptance of the SFX Shares, (ii) any foreign exchange restrictions applicable to such acceptance, (iii) any consents that might need to be obtained from any Governmental Authority or other Person, and (iv) the income tax and other tax consequences, if any, that might be relevant to the purchase, holding, redemption, sale, or transfer of the SFX Shares.  Such Seller’s acquisition of and continued beneficial ownership of such Seller’s SFX Shares, once acquired, will not violate any applicable securities or other laws of such jurisdictions.

(e)                                  Principal Place of Business.  Schedule 3.3(e) lists such Seller’s principal place of residence or business, as applicable.

(f)                                   Restricted Securities.  Such Seller understands that the SFX Shares have not yet been registered under the Securities Act, and are and, if issued, will be issued by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein.  Such Seller understands that the SFX Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the SFX Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(g)                                  No Public Market.  Such Seller understands that no public market now exists for the SFX Shares.

(h)                                 Legends.  Such Seller understands that the SFX Shares might bear one or all of the following legends:

(i)                                     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”

(ii)                                  Any legend required by the securities laws of any state to the extent such laws are applicable to the SFX Shares represented by the certificate so legended.

3.4                               Representations and Warranties of Buyer and Parent.  Except as set forth on the schedules of exceptions and disclosures schedules delivered in connection herewith (the “Buyer Schedules”), Buyer and Parent, jointly and severally, represent and warrant to Sellers and the Company as follows:

(a)                                 Organization.  Buyer is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Delaware.  Buyer has all requisite limited liability company power and authority to carry on its business as presently conducted and to use the properties owned and used by it.  Parent is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.  Parent has all requisite corporate power and authority to carry on its business as presently conducted and to use the properties owned and used by it.

(b)                                 Authorization of Transaction.  Each of Buyer and Parent has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder.  Without limiting the generality of the prior sentence, PITA I LLC, the sole member of Buyer, has duly authorized the execution, delivery and performance of this Agreement and each Ancillary Document by Buyer and the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Documents, as applicable, to which Buyer is a party has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.  The Board of Parent has duly authorized the execution, delivery and performance of this Agreement and each Ancillary Document by Parent and the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the Ancillary Documents, as applicable, to which Parent is a party has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

(c)                                  Noncontravention.

(i)                                     The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents and the consummation of the Transactions does not and will not (A) contravene or conflict with any of Buyer’s

Organizational Documents; (B) in any material respect violate or conflict in any way with any applicable Law to which Buyer is subject; (C) result in the creation or imposition of any Lien on an asset of Buyer or (D) contravene, conflict with, or constitute a violation or breach of any material Contract to which Buyer is a party. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(ii)                                  The execution, delivery, and performance by Parent of this Agreement and the Ancillary Documents and the consummation of the Transactions does not and will not (A) contravene or conflict with any of Parent’s Organizational Documents; (B) violate or conflict in any way with any applicable Law to which Parent is subject; (C) result in the creation or imposition of any Lien on an asset of Parent or (D) contravene, conflict with, or constitute a violation or breach of any Contract to which Parent is a party. Parent is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(d)                                 Capitalization.

(i)                                     The authorized capital of Buyer consists, immediately prior to the Closing, solely of membership interests owned 100% by PITA I LLC, a Delaware limited liability company, which is a direct wholly-owned subsidiary of Parent.

(ii)                                  The authorized capital of Parent consists, as of the date hereof, solely of 400,000,000 shares, 300,000,000 of which are shares of SFX Common Stock and 100,000,000 of which are shares of preferred stock of Parent. 54,262,902 shares of SFX Common Stock are issued and outstanding as of the date hereof, and immediately following the Closing, the number of the issued and outstanding  shares of SFX Common Stock will be as set forth in the capitalization of Parent delivered to the Sellers and Sellers’ Representative pursuant to Section 2.5(b)(ii)(E) hereto.   Parent has only one class of common stock, the SFX Common Stock, and no shares of preferred stock of Parent have been issued.  All of the outstanding shares of SFX Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(iii)                               Except for the shares of SFX Common Stock and rights described in Schedule 3.4(d)(iii), there are no outstanding: (i) equity interests or voting securities of Parent; (ii) securities convertible or exchangeable into equity interests of Parent; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of Parent; or (iv) equity appreciation, phantom equity interests, profit participation or similar rights with respect to Parent, and there are no outstanding obligations of Parent, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any securities.

(iv)                              All outstanding shares of SFX Common Stock have the same rights under the By-Laws and Certificate of Incorporation of Parent.  The only class of Parent equity securities outstanding is SFX Common Stock.

(e)                                  Valid Issuance of SFX Shares.  The SFX Shares issued as the Stock Consideration, if and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, any Ancillary Document, applicable state and federal securities laws, or Liens created by or imposed by Seller.  Assuming the accuracy of the representations of the Sellers in Section 3.3, the Stock Consideration, when issued, will be issued in compliance with all applicable federal and state securities laws.

(f)                                   Subsidiaries.  The Subsidiaries of Parent, their jurisdiction of formation, and their ownership structure is set forth on Schedule 3.4(f).  Neither Parent nor its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  Each of Parent’s Subsidiaries is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a material adverse effect.  Except as set forth in Schedule 3.4(f), all of the equity interests of each of Parent’s Subsidiaries is owned by Parent free and clear of all Liens.

(g)                                  Compliance With Laws.  Parent and its Subsidiaries have complied, in all material respects, with Laws applicable thereto, or to the business, operations or assets thereof.  Neither the Parent nor the Buyer has received written notice, or to the Parent’s knowledge, any oral communications of any alleged or actual violation of any applicable Law.  No investigation or review is pending or, to the Parent’s knowledge, threatened, by any Governmental Authority with respect to any material violation by Parent or Buyer of any Law or material obligation on the part of the Parent or Buyer to take remedial action in respect thereof.

(h)                                 Absence of Certain Developments.  Since January 1, 2013, there has not been any material adverse effect with respect to Parent or Buyer or any of their respective Subsidiaries, and no event has occurred and no circumstances exist that would reasonably be expected to result in a material adverse effect with respect to Parent, Buyer or any of their respective Subsidiaries.

(i)                                     Taxes.

(i)                                     Each of Parent and its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns required to be filed by or with respect to such entities and all such Tax Returns have been completed in material compliance with all applicable Laws.  All material Taxes owed by each of the Parent and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full.

(ii)                                  There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened in writing to encumber) the assets of any of the Parent or its Subsidiaries, except for statutory Liens for current Taxes not yet due and payable, or Liens for Taxes being contested in good faith in appropriate proceedings.

(iii)                               There are no: (a) pending written claims by any Governmental Authority with respect to Taxes relating or attributable to any of Parent or its Subsidiaries; or (b) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of any of Parent or its Subsidiaries claimed, issued or raised in writing by any Taxing Authority.

(iv)                              None of Parent or any of its Subsidiaries have waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(v)                                 None of Parent or its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(vi)                              None of Parent or its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), other than with respect to Parent or any of its Subsidiaries, as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise.  None of Parent or its Subsidiaries has been included in any “consolidated”, “unitary”, “combined” or similar income Tax Return provided for under the United States or any non-U.S. jurisdiction or any state other than Tax Returns filed with respect to a group of which Parent is the common parent.

(vii)                           None of Parent or its Subsidiaries has entered into any transaction identified as a “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2).

(viii)                        No written claim has been made by a Taxing Authority in a jurisdiction where any of Parent or its Subsidiaries does not file Tax Returns and pay Taxes that Parent or such Subsidiary is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(ix)                              Notwithstanding any other provision of this Agreement, the representations contained in this Section 3.4(i) shall constitute the sole and exclusive representations of Parent and its Subsidiaries with respect to Taxes.

(j)                                    Parent Registration Statement.  Attached hereto as Schedule 3.4(j) is a true and complete copy of the most recent registration statement on Form S-1 of Parent submitted to the SEC, and all other documents submitted to, filed or furnished to the SEC by Parent in connection with a potential SFX Qualified IPO (collectively, the “Parent Registration Statement”).  The Parent Registration Statement has complied with as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to the Parent Registration, and he financial statements of Parent included in the Parent Registration Statement comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).  The Parent Registration Statement, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were submitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), did not contained any untrue statement of a material fact nor omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof and as of the Closing Date, Parent is not aware of any facts that would reasonably be expected to cause it to be ineligible to have the Parent Registration Statement declared effective by the SEC.

(k)                                 No Prior Operation of Buyer.  Buyer was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

(l)                                     Litigation.  There are no, and within the past three (3) years there have been no material Actions pending or, to Parent’s knowledge, threatened, against Parent or its Subsidiaries, at law or in equity, or before or by any Governmental Authority, and neither Parent nor its Subsidiaries, is subject to, nor in the past three (3) years Parent or its Subsidiaries, been subject to, any material outstanding judgment, order or decree of any court or other Governmental Authority.

(m)                             Undisclosed Liabilities.  Except as set forth on Schedule 3.4(m), neither Parent nor its Subsidiaries have any material obligation or Liability, which are of a nature  required to be disclosed in a balance sheet prepared in accordance with GAAP other than: (i) liabilities set forth on, or expressly reserved against on, the most recently audited balance sheet of such Parent or Subsidiary, as applicable; and (ii) liabilities and obligations which have arisen after the date of the most recently audited balance sheet of such Parent or Subsidiary, as applicable, in the ordinary course of business consistent with past practice and which are not material in amount.

(n)                                 Brokers’ Fees.  Neither Parent nor Buyer is obligated to pay and neither has any Liability with respect to any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby or by any Ancillary Documents for which Parent or Buyer would become liable or otherwise obligated.

(o)                                 Representations and Warranties. Except for the representations and warranties contained in this Section 3.4 (including the related portions of the Buyer Schedules), the Ancillary Documents, and the certificates and other documents delivered in connection herewith, neither Parent nor the Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding the Parent or Buyer furnished or made available to Sellers or the Company and their respective representatives (including any information, documents or material made available in expectation of the Transactions contemplated hereby) or warranty arising from statute or otherwise in Law.

4.                                      ADDITIONAL AGREEMENTS

4.1                               Further Assurances. Each Party, upon the request of the other Party, shall use its commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents), at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Section 7), as is reasonably required to carry out the provisions hereof and the Transactions.

4.2                               Confidentiality.  Each Party shall, and shall cause its representatives and affiliates to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of such Party’s counsel, by other applicable law, all Confidential Information (as defined below), and each Party shall not, and shall cause its representatives and affiliates not to, disclose the Confidential Information to any Person or use the Confidential Information except (x) as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement or (y) for purposes of enforcing its rights hereunder or defending any Action relating to this Agreement or the transactions contemplated hereby.  For the purposes hereof, “Confidential Information” shall mean (a) the terms of this Agreement and any agreements entered into in connection herewith and (b) all information of any kind disclosed by one Party or its representatives or affiliates to another Party in connection with the transactions contemplated by this Agreement, except information (i) that is generally available or known by the public other than as a result of improper disclosure by the receiving Party, (ii) is obtained from a source other than the disclosing Party, provided that, to the knowledge of the receiving Party, such source was not bound by a duty of confidentiality to the disclosing Party, or another party, with respect to such information, (iii) was independently developed by the receiving Party without reference to any Confidential Information, or (iv) is required by legal requirement to be disclosed.  Nothing contained in this Agreement shall limit any Seller from (A) making disclosures of

Confidential Information required by applicable Law or required to be made to judicial, regulatory or other governmental authorities; provided, however, that prior to disclosing any Confidential Information to any such judicial, regulatory or other governmental authority, the applicable Seller shall, to the extent permitted by applicable Law, provide to Parent prompt written notice of such required disclosure and shall, in good faith, assist Parent in seeking to limit, to the fullest extent legally permitted, such disclosure, or (B) disclosing Confidential Information to its accountants and legal advisors, and as is necessary to comply with its tax reporting requirements or in connection with the preparation of its Tax Returns.  Without limiting the generality of the immediately preceding sentence, each Seller that is an investment fund or an Affiliate thereof shall be permitted to disclose Confidential Information (1) to its representatives who need to know such Confidential Information to assist such Seller or its Affiliates, (2) in connection with financial or operating reports made available to the direct or indirect limited partners, investors, managers, members, representatives and advisors of such Seller or its Affiliates, (3) in compliance with the terms of the limited partnership or other organizational documents of such Seller or its Affiliates; (4) in connection with the marketing of investment funds managed or advised, directly or indirectly, by such Seller or its Affiliates, so long as any Person to whom such Confidential Information is disclosed pursuant to this clause agrees to maintain the confidentiality of such Confidential Information; or (5) to any governmental authority or self-regulatory organization that has jurisdiction over such Seller or its Affiliates or in any filings or applications made by such Seller or its Affiliates to such governmental authority or self-regulatory organization.

4.3                               Put Right.

(a)                                 From and after the date that is the first anniversary of the Closing Date (the “Redemption Date”), Sellers’ Representative shall have the right (the “SR Put Right”) to require Parent to pay to the Sellers’ Representative (for distribution to the Sellers (and to the extent applicable, management of the Company pursuant to the Management Bonus Plan) in accordance with the methodology set forth on Exhibit C), in respect of any or all of the Stock Consideration (except those shares of Stock Consideration that have been registered in an SFX Qualified IPO, registered in a Resale Registration, or are eligible for resale under Rule 144 as of such date) held in the Stock Escrow Account and/or the Indemnity Escrow Account, respectively, as specified by the Sellers’ Representative in a written notice (a “Seller Notice”) delivered to Parent (the number of SFX Shares so specified in the Seller Notice, the “Redemption Shares”), an amount equal to Five Dollars ($5.00) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to SFX Common Stock) multiplied by the number of Redemption Shares (the “Redemption Price”).  Upon delivery of the Seller Notice, (i) Parent and Sellers’ Representative shall instruct the Escrow Agent to release the Redemption Shares to Parent, and (ii) Parent shall promptly pay to (or as directed by) the Sellers’ Representative, by wire transfer of immediately available funds to the account or accounts specified by the Sellers’ Representative in the Seller Notice, the Redemption Price.  If the Redemption Price is not paid in accordance with the terms hereof within ten (10) Business Days following Parent’s receipt of the Seller Notice, then the Redemption Price shall be increased at a rate of 10% per annum (compounded quarterly) until the consummation of such transaction.

(b)                                 Without duplication of the SR Put Right, if either (x) as of the Redemption Date, or (y) following the Redemption Date but prior to the exercise of the SR Put Right pursuant to Section 4.3(a), the Stock Consideration has been distributed to the Sellers, then each Seller shall have the right to require Parent to repurchase any or all the SFX Shares (except those SFX Shares that have been registered in an SFX Qualified IPO, registered in a Resale Registration, or are eligible for resale under Rule 144) then-held by such Seller at a price per share of Five Dollars ($5.00) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to SFX Common Stock).  If such repurchase is not consummated within ten (10) Business Days of Parent’s receipt of a written notice of repurchase delivered by such Seller, then the per share price shall be increased at a rate of 10% per annum (compounded quarterly) until the consummation of such repurchase.

(c)                                  For the avoidance of doubt, the rights contemplated by Section 4.3(a) and Section 4.3(b) shall survive with respect to any portion of the Stock Consideration not registered for resale in, or concurrently with, the SFX Qualified IPO, until the earlier to occur of (i) the date upon which such shares are registered in a Resale Registration, or (ii) such shares are eligible for resale under Rule 144.   Upon the exercise of the rights set forth in Section 4.3(a) or 4.3(b), as the case may be, Parent shall apply all of its assets to make the payments contemplated thereby and to no other corporate purpose, except to the extent prohibited by the DGCL.

(d)                                 Parent hereby covenants and agrees to (i) use commercially reasonable efforts to include the Stock Consideration (in all cases in this subsection, including the Indemnity Escrow Shares) in the SFX Qualified IPO or concurrent Resale Registration, (ii) include the Stock Consideration in the SFX Qualified IPO (or concurrent Resale Registration) on a pro rata basis with shares of SFX Common Stock that have been transferred as consideration for other acquisitions by Parent, (iii) following the applicable Lock-Up period required by the managing underwriter of the SFX Qualified IPO, use commercially reasonable efforts to file a registration statement with the SEC for the resale registration (“Resale Registration”) of any unregistered shares of Stock Consideration except those eligible for resale under Rule 144, (iv) use commercially reasonable efforts to cause the registration statement filed with respect to the proposed SFX Qualified IPO (or Resale Registration, as applicable) to become effective promptly and to remain effective until the earlier of two years or until all shares of Stock Consideration registered thereunder have been disposed of by Sellers or Sellers’ Representative, as applicable, (iv) furnish, as far in advance as possible but in no event less than five (5) Business Days before filing a registration statement in connection with the SFX Qualified IPO (or Resale Registration, as applicable), a copy of the registration statement and prospectus relating thereto or any amendments or supplements relating to such registration statement or prospectus, to the Sellers’ Representative, and shall use its commercially reasonable efforts to reflect in each such document, when so filed with the SEC, such comments as the Sellers’ Representative may reasonably propose, and Parent shall not file any such document to which the Sellers’ Representative objects in writing, unless in the reasonable judgment of Parent’s counsel such filing is necessary to comply with applicable Law, (iv) promptly notify in writing the Sellers’ Representative of the receipt by Parent of any comments by or notifications from the SEC with respect to such registration statement or prospectus or any amendment or supplement thereto, or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (v) furnish to the Sellers’ Representative such information as the Sellers’ Representative may reasonably request from time to time regarding the Surviving Company or the SFX Qualified IPO, (vi) notify the Sellers’ Representative or Sellers, as applicable, on a timely basis at any time when a prospectus relating to the Stock Consideration or any document related thereto includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Sellers’ Representative prepare and furnish to each Seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such Stock Consideration, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and (vii) furnish to each Seller such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Seller may reasonably request in order to facilitate the public sale or other disposition of such Seller’s portion of the Stock Consideration, as applicable.  All expenses incurred in connection with the SFX Qualified IPO or Resale Registration (including expenses incurred by Sellers’ Representative in connection with the transactions contemplated by this Section 4.3(d)) shall be borne and paid by Parent.  On the date on which the registration statement with respect to the SFX Qualified IPO or Resale Registration is declared effective by the SEC, the Parent shall promptly deliver a written notice to the Sellers’ Representative notifying the Sellers’ Representative that the registration statement with respect to the SFX Qualified IPO or Resale Registration has been declared effective.  Parent hereby represents, warrants and covenants that the Sellers shall have registration rights at least as favorable as the registration rights granted to any other holder of Secondary Shares.

(e)                                  If, in connection with the SFX Qualified IPO, the Stock Consideration is required by the managing underwriter to be subject to a restriction on transfer for a specified period of time following the pricing of the SFX Qualified IPO (a “Lock-Up”) then, Parent shall promptly deliver written notice to the Sellers’ Representative with respect to the terms of the Lock-Up (including a copy of any agreement to be entered into in connection with the Lock-Up); provided, however, that Parent shall not agree to any Lock-Up, and shall cause Holder not to agree to any Lock-Up, with respect to the Stock Consideration (and neither the Sellers nor Sellers’ Representative shall be required to enter into any Lock-Up with respect to the Stock Consideration), unless all other holders of Secondary Shares and senior management of Parent shall be subject to a Lock-Up of at least the same duration, and shall participate in the Lock-Up on the same terms, as the Sellers.

(f)                                   Following an SFX Qualified IPO, Parent shall use commercially reasonable efforts to comply with the “current public information” requirement of subsection (c) of Rule 144.  Parent shall cooperate with the Sellers’ Representative and Sellers, as applicable, in providing information necessary to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of Rule 144.  For the purposes of this Section 4.3, the availability of Rule 144 for shares of Stock Consideration shall be as determined by the advice of counsel to the Sellers’ Representative or the Sellers, as applicable.

(g)                                  Parent shall not, and shall cause its Affiliates not to, (i) prior to the Closing, issue or make any public release or announcement with respect to the Transactions, or otherwise disclose any information relating to the Transactions or include a description of the Transactions or any of the terms of this Agreement in any public filing, in each case, without the prior written consent of the Sellers’ Representative, or (ii) enter into any agreement, including any credit agreement, or take any action that would, or would reasonably be expected to, impair Parent’s or Buyer’s ability to comply with its obligations hereunder.

(h)                                 Notwithstanding anything contained herein to the contrary, if, prior to the date upon which all of the Stock Consideration is registered for resale in or concurrently with an SFX Qualified IPO, registered in a Resale Registration, or eligible for resale under Rule 144, Parent enters into an agreement for the acquisition by any third-party purchaser (or group of purchasers), directly or indirectly, of beneficial ownership of more than 50% of the voting power of the voting stock of Parent (including by merger or consolidation) or the sale of substantially all of the assets of Parent to a third-party in one or a series of related transactions, then the exercise of the rights set forth in Section 4.3(a) or 4.3(b) shall automatically accelerate and become exercisable by the Sellers’ Representative and Sellers, as applicable.

4.4                               Tax Matters.

(a)                                 Preparation and Filing of Pre-Closing Period Income Tax Returns of the Company and its Subsidiaries.  The Sellers shall, at the Sellers’ cost and expense, prepare, or cause to be prepared all Pre-Closing Period income Tax Returns required to be filed by or on behalf of each of the Company and its Subsidiaries.  All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company or the applicable Subsidiary (as the case may be), except as required by applicable Law.  The Sellers shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns to Buyer for its review at least thirty (30) days prior to the Due Date of any such Pre-Closing Period Tax Return; provided, however, that such drafts of any such Pre-Closing Period Tax Return with respect to a Subsidiary shall be subject to the Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed.  If Buyer disputes any item on such Pre-Closing Period Tax Return with respect to a Subsidiary, it shall notify the Sellers (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection.  The Buyer and the Sellers shall act in good faith to resolve any dispute prior to the Due Date of any such Pre-Closing Period Tax Return.  The Sellers shall timely file all such Pre-Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return is filed after the Closing and the Sellers are not authorized to execute and file such Pre-Closing Period Tax Return by applicable Law, the Buyer shall execute and file (or cause to be filed) such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 4.4(a) with the appropriate Taxing Authority.  The

Sellers shall pay all Taxes due and payable in respect of such Pre-Closing Period Tax Returns of each of the Company and its Subsidiaries provided, however, that if (i) any such Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by the Buyer, the Sellers shall pay (in immediately available funds) to the Buyer the amount of all Taxes due and payable with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 4.4(a)) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the Due Date of such Pre-Closing Period Tax Return.

(b)                                 Preparation and Filing of Straddle Period Tax Returns of the Company and its Subsidiaries.  The Buyer shall, at the Company’s expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by each of the Company and its Subsidiaries after the Closing Date.  All such Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company or the applicable Subsidiary (as the case may be), except as required by applicable Law.  The Buyer shall deliver or cause to be delivered drafts of all such Straddle Period Tax Returns to the Sellers for their review at least thirty (30) days prior to the Due Date of any such Straddle Period Tax Return; provided, however, that such drafts of any Straddle Period Tax Return or non-income Pre-Closing Period Tax Return shall be subject to the Sellers’ Representative’s review and approval, which shall not be unreasonably withheld, conditioned or delayed.  The Company shall pay all Taxes due and payable in respect of all such Straddle Period Tax Returns of each of the Company and its Subsidiaries.

(c)                                  Transfer Taxes.  Transfer, real property transfer, documentary, sales, use, stamp, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (together, “Transfer Taxes”) shall be borne 50% by the Buyer and 50% by the Sellers (provided that Sellers shall be responsible for the first $15,000 of Transfer Taxes assessed), except that the Buyer shall be liable for any Transfer Taxes with respect to the transfer of the Stock Consideration (including the Indemnity Escrow Shares) into the Stock Escrow Account and Indemnity Escrow Account, respectively.  Notwithstanding Section 4.4(a), any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed on or prior to the Due Date by the party primarily and customarily responsible under applicable Law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns.  The parties shall cooperate with each other in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) such Transfer Taxes.

(d)                                 Computation of Liabilities.  To the extent permitted or required under applicable Law, the taxable year of each of the Company and its Subsidiaries that includes the Closing Date shall close as of the end of the Closing Date.  Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(i)                                     Taxes of the Company and Subsidiaries not described in Section 4.4(d)(ii) (e.g., such as real property Taxes or other ad valorem Taxes), the determination of the Taxes of the Company or its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii)                                  (A) Taxes of the Company or any of its Subsidiaries based on the income or receipts of the Company or its Subsidiaries for a Straddle Period, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes), for a Straddle Period (other than Transfer Taxes described in Section 4.4(c)) and (C) withholding Taxes relating to a Straddle Period, the determination of the Taxes of the Company or its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or its Subsidiaries were closed at the close of the Closing Date.

Unless otherwise required by Law, all determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Company and its Subsidiaries.

(e)                                  Termination of Tax Sharing Agreements.  Except for any Tax Sharing Agreement entered into with respect to the transactions contemplated by this Agreement,  effective as of the Closing, any and all Tax Sharing Agreements between the Sellers and/or any of its Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and any of the Company or its Subsidiaries, on the other hand, shall be terminated and shall have no further effect, and thereafter each of the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(f)                                   Tax Contests.

(i)                                     The Buyer and the Sellers’ Representative shall deliver a written notice to each other promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of any of the Company or its Subsidiaries for which the Sellers (in the case of the Buyer) or the Buyer (in the case of the Sellers) may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by the recipient) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to provide such notification shall not relieve the party with the obligation to indemnify, except to the extent that the interests of the party with the right to notification are adversely prejudiced thereby.

(ii)                                  All Tax Contests with respect to income Taxes of the Company or any of its Subsidiaries for any Pre-Closing Period shall be controlled by the Sellers’ Representative.  In connection with any such Tax Contest with respect to any of the Company’s Subsidiaries, the Sellers shall (w) keep the Buyer informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related correspondence and shall provide the Buyer with an opportunity to review and comment on any material correspondence before the Sellers send such correspondence to any Taxing Authority), (x) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest, (y) not settle or otherwise resolve any such Tax Contest without the Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and (z) provide such cooperation and information as the Buyer shall reasonably request, and, at its own cost and expense, the Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(iii)                               All Tax Contests not covered by Section 4.4(f)(ii) shall be controlled by the Buyer.  In connection with any Tax Contest that includes a Tax for which the Sellers may be liable, the Buyer shall (w) keep the Sellers informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Sellers of any related correspondence and shall provide the Sellers with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (x) consult with the Sellers in connection with the defense or prosecution of any such Tax Contest, (y) not settle or otherwise resolve any such Tax Contest without Sellers’ consent, such consent not to be unreasonably withheld, conditioned or delayed, and (z) provide such cooperation and information as the Sellers shall reasonably request, and, at its own costs and expenses, the Sellers shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 4.4(f) (and not Section 7.6).

(g)                                  Refunds.  Before the Survival Date, any and all refunds of Taxes paid by or with respect to the Company or any of its Subsidiaries with respect to any Pre-Closing Period which are actually received by the Company, shall be deposited into the Indemnity Escrow Account with the Escrow Agent to be held pursuant to the terms of the Indemnity

Escrow Agreement; provided that, any claims against such escrow account shall only be available for distribution to Parent or at Parent’s direction for Losses with respect to breaches of the representations and warranties of the Company related to Taxes (as specified in Section 3.2(i)(xii)) (“Tax Claims”) or for other Losses in the amount equal to any Tax Claims paid from the Indemnity Escrow Account prior to the date that such refund is so deposited into the Indemnity Escrow Account.  From and after the Survival Date, Sellers shall be entitled to any and all refunds of Taxes paid by or with respect to the Company or any of its Subsidiaries with respect to any Pre-Closing Period.  For the sake of clarity, the Buyer shall be entitled to all other refunds of Taxes paid by or with respect to the Company or any of its Subsidiaries not otherwise addressed in this Section 4.4(g).

(h)                                 Amended Tax Returns and Tax Elections.  Except as otherwise required by the Law, the Buyer shall not file or cause to be filed any amended Tax Return with respect to a Pre-Closing Period or Straddle Period without the Sellers’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.  The Buyer shall not make any Tax elections that would adversely affect Sellers’ liability for Taxes or impose a Tax Return filing obligation on any Seller.

(i)                                     Cooperation.  The Buyer and the Sellers shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns of the Company or any of its Subsidiaries relating to any Pre-Closing Period or Straddle Period, any Tax audits or other proceedings with respect to all such Pre-Closing Periods and Straddle Periods, the authorization and execution of any appropriate powers of attorney to accomplish the foregoing, and other Tax related matters with respect to all such Pre-Closing Periods and Straddle Periods.  Such cooperation shall include, upon the Buyer’s or Sellers’ request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 4.4(i).

(j)                                    Tax Treatment.  The Parties acknowledge that the purchase and sale of the Membership Interests pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a transaction described in Revenue Ruling 99-6 (Situation 1).  The Parties shall prepare and file all Tax Returns in a manner consistent with such treatment for U.S. federal income Tax purposes and shall not take any position with respect to Taxes inconsistent with such treatment unless required to do so by a final “determination” (within the meaning of Section 1313(a) of the Code).  If any Governmental Authority disputes or takes a position inconsistent with the foregoing treatment for U.S. federal income Tax purposes, then the Party receiving notice of such dispute shall (or shall cause such Party’s Affiliates to) promptly notify and consult with the other Party regarding the resolution of such dispute, and each Party shall (or shall cause such Party’s Affiliates to) use reasonable efforts to contest such dispute in a manner consistent with such treatment.

(k)                                 Allocation of Total Consideration.  The Total Consideration shall be allocated among the assets of the Company in accordance with Section 1060 of the Code, and the applicable Treasury Regulations promulgated thereunder (the

“Allocation”).   Within one hundred twenty (120) calendar days following the Closing, the Sellers shall provide the Buyer with a draft of the Allocation, which Allocation shall provide that (A) with respect to any asset that is plant, property or equipment or other depreciable tangible property, an amount equal to such asset’s tax basis shall be allocated and (B) with respect to any asset that is an accounts receivable or similar asset, an amount equal to the cost of the asset shall be allocated.  Within thirty (30) calendar days following delivery of such draft Allocation, the Buyer may deliver a written protest to the Sellers of any disagreement that the Buyer may have as to the draft Allocation, except to the extent such disagreement is inconsistent with the requirements of Section 1060 of the Code; provided, that if Buyer proposes that the value ascribed to the assets described in clause (A) of the immediately preceding sentence are any amounts other than the tax basis of each such asset, such valuation shall be supported by a third-party appraisal prepared by an appraiser mutually acceptable to Sellers and Buyer.  The parties shall make reasonable, good faith efforts to agree to a final Allocation (and Sellers shall agree to the portion of the Allocation determined by an appraisal pursuant to the immediately preceding proviso).  If the parties are unable to resolve any such disagreement, Buyer and the Sellers shall each submit their proposed Total Consideration allocations to the Accounting Firm, who shall resolve any such disputes between the parties.  Buyer shall bear fifty percent (50%) and Sellers shall bear fifty percent (50%) of the fees and expenses of the Accounting Firm and any appraiser related to the resolution of such dispute; provided, that if an appraisal is obtained at the request of Buyer but not used in any material respect, Buyer shall bear 100% of such fees and expenses.  Each of the Buyer and the Sellers shall timely make any Tax filings required by applicable U.S. federal, state and/or local Laws with respect to the Allocation.  Each of the Parties and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) timely file any forms and Tax Returns required to be filed in connection with the Allocation, (ii) be bound by the Allocation for purposes of determining Taxes, (iii) prepare and file Tax Returns on a basis consistent with the Allocation, and (iv) take no position inconsistent with the Allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, or otherwise.  In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other parties concerning resolution of the dispute.

(l)                                     Adjustments to the Total Consideration.  The Buyers and the Sellers agree to (i)  treat any amounts payable after the Closing by the Sellers to the Buyers (or by the Buyers to the Sellers) pursuant to this Agreement as an adjustment to the Total Consideration and (ii) treat any Indemnity Escrow Shares received by the Sellers as paid to the Sellers on the date such shares are released to the Sellers, unless a final “determination” (within the meaning of Section 1313(a) of the Code) by the appropriate Taxing Authority or court causes any such payment not to be so treated for Tax purposes.

4.5                               Transaction-Related Payments through Payroll.  Following the Closing, at the request of Sellers’ Representative, Parent will cooperate, and cause the Surviving Company to cooperate, with the Sellers’ Representative to make any Employee Bonus Payments that may become due and payable to the management of the Company in connection with the Transactions through the payroll system of the Surviving Company.  For the avoidance of doubt, the amounts for any such Employee Bonus Payments will be provided by Sellers’ Representative to the

Surviving Company for payment to the management from the Stock Consideration pursuant to Section 9.13(b)(vii) hereof.

4.6                               Management Bonus Plan.

(a)                                 On July 9, 2012 the Management Bonus Plan was duly adopted by both the Board of the Company and the holders of the percentage of Membership Interests required to adopt the Management Bonus Plan pursuant to the terms of the Company’s Fifth Amended and Restated Operating Agreement.  In accordance with the terms of the Management Bonus Plan, on February 13, 2013, the Board of the Company adopted a resolution identifying the list of Participants (as defined in Exhibit 3.2(m)) eligible to receive a Bonus Payment (as defined in Exhibit 3.2(m)) under the Management Bonus Plan. The terms of the Management Bonus Plan, as approved by the Board of the Company and the holders of the Membership Interests as described in this paragraph, are set out in detail on Exhibit 3.2(m) hereto.

(b)                                 The Sellers hereby (i) agree to pay or cause to be paid any Bonus Payment that becomes due and payable in accordance with the terms of the Management Bonus Plan (subject to the satisfaction of the conditions set forth therein), and (ii) acknowledge and agree that any and all Liabilities arising out of or relating to the Management Bonus Plan are the sole responsibility of the Sellers.

(c)                                  The Parties hereby acknowledge and agree that (i) the Management Bonus Plan shall be administered solely by the Sellers’ Representative and (ii) none of the Parent, the Surviving Company or any of their respective Affiliates shall have any (x) responsibility to fund any Bonus Payment under the Plan or (y) Liability with respect to  Parent’s compliance with Section 4.5.

(d)                                 With respect to any dispute regarding any Bonus Payment under the Management Bonus Plan, the Sellers’ Representative agrees not to object to the subrogation to Parent of the applicable Participant’s claims in connection with such dispute (to the extent subrogation rights are legally available with respect to such dispute, and Parent perfects such subrogation rights in accordance with applicable Law); provided, however, that nothing contained herein shall be (or shall be deemed) a waiver of or limitation of any other rights, remedies or defenses available to the Sellers’ Representative, at law, in equity or under contract, with respect  to any such dispute.

5.                                      COMPANY AND SELLER COVENANTS

5.1                               Conduct of the Business.

(a)                                 From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to carry on its business (and cause its Subsidiaries’ to carry on their respective businesses) in the ordinary course of business and substantially in the same manner as currently conducted.

(b)                                 From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to, take any action which, if taken after January 1, 2013 and prior to the date hereof, would have been required to be disclosed on Schedule 3.2(g).

(c)                                  From the date hereof until the Closing Date, each of the Company and its Subsidiaries and Parent and its Subsidiaries shall not fail to (i) timely file all material Tax Returns required to be filed by it, and all such Tax Returns shall be prepared in a manner consistent with past practice; (ii) timely pay all material Taxes due and payable; and (iii) promptly notify the Buyer (in the case of the Company) or the Sellers’ Representative (in the case of Parent) of any material income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of the Company and its Subsidiaries and Parent and its Subsidiaries in respect of any material Tax matters, including material Tax liabilities and material Tax refund claims.  From the date hereof until the Closing Date, neither the Company nor its Subsidiaries shall cause the Company to be treated as an association taxable as a corporation for Tax purposes.

(d)                                 From the date hereof until the Closing Date, the Company shall not (without the consent Parent or Buyer or any of their respective Affiliates) distribute or dividend any Cash to the Sellers.

5.2                               Access.  From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives reasonable access, during normal business hours, upon reasonable notice and in a manner so as not to unreasonably interfere with the normal business operations of the Company and its Subsidiaries, to the offices, assets, properties, books and records, agreements and suppliers, customers, employees and senior management of the Company and its Subsidiaries, in order for Buyer to have the opportunity to make such investigation and inspection as it shall reasonably desire as to the affairs of the Company and its Subsidiaries.  Parent and Buyer shall comply and shall cause Buyer’s representatives to comply with all of their obligations regarding Confidential Information pursuant to Section 4.2 with respect to the information disclosed pursuant to this Section 5.2.

5.3                               Updated Disclosure.  From the date hereof until the Closing Date, the Company or Sellers’ Representative, as applicable, shall have the right to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement and for purposes of determining whether or not the conditions set forth in Sections 6.1 or 6.2 have been satisfied.

6.                                      CONDITIONS PRECEDENT TO CLOSING

6.1                               Mutual Conditions of the Parties.  The obligations of each Party to consummate the Transactions shall be subject to conditions that:

(a)                                 there shall be no statute, rule, regulation, ruling, order, consent, judgment or injunction shall be in effect that would, nor shall any action or proceeding before any court or other Governmental Authority be pending wherein an unfavorable judgment, decree or order would, prevent the performance of this Agreement or the consummation of any of the Transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(b)                                 the Parties shall have executed and delivered the Ancillary Documents in form and substance to be mutually agreed to by the Parties.

6.2                               Conditions to Buyer’s and Parent’s Obligations.  The obligations of Buyer and Parent to consummate the Transactions contemplated by this Agreement and the Ancillary Documents are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Parent in its sole discretion):

(a)                                 Each of the representations and warranties of the Company and the Sellers set forth in Sections 3.1 through 3.3 hereof, as applicable, shall be shall be true and correct in all respects (disregarding for purposes of this Section 6.2(a) all “Material Adverse Effect” or “material” (or any correlative term) qualifications contained therein) as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates), except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company and Sellers shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)                                  Buyer and Parent shall have received the documents and instruments required by Section 2.5(b)(i).

6.3                               Conditions to Sellers’ and the Company’s Obligations.  The obligations of the Company and each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Sellers’ Representative in its sole discretion):

(a)                                 The representations and warranties of Parent and Buyer set forth in Section 3.4 hereof shall be shall be true and correct in all respects (disregarding for purposes of this Section 6.3(a) all “Material Adverse Effect” or “material” (or any correlative term) qualifications contained therein) as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates), except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(b)                                 Buyer and Parent shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)                                  Sellers’ Representative and the Company shall have received the documents and instruments required by Section 2.5(b)(ii)).

7.                                      SURVIVAL; INDEMNIFICATION

7.1                               Survival of Representations, Warranties and Covenants.

(a)                                 The representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.4 hereof shall expire and terminate and be of no further force and effect on the date that is the eighteen (18) month anniversary of the Closing Date (the “Survival Date”).  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant or agreement shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenant or agreement.  No claim for indemnification may be asserted against any Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the applicable survival date.

(b)                                 Notwithstanding anything in this Section 7.1 to the contrary, in the event that any breach of any representation or warranty by any of the Company, any Seller, Parent or Buyer results from such Party’s fraud or intentional misrepresentation, the representation or warranty shall survive the consummation of the transactions contemplated in this Agreement and continue in full force and effect until the expiration of the applicable statute of limitations (taking into account all applicable extensions) with respect to such breach.

7.2                               Indemnification.

(a)                                 From and after the Closing, subject to the provisions of this Section 7, the Sellers shall, severally in accordance with each such Seller’s Indemnification Share, but not jointly, defend, indemnify and hold harmless Parent, Buyer and their respective Affiliates (including, after the Closing, the Company), and their respective officers, directors, employees and agents (the “Buyer Indemnitees”), from and against any actual damages, liabilities, fines, penalties, taxes, losses, costs and expenses (including reasonable attorneys’ fees) (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by the Buyer Indemnitees to the extent such Losses result from or arise out of:

(i)                                     any breach of any representation or warranty made by the Sellers or the Company contained in Sections 3.1, 3.2 and 3.3 of this Agreement, or in any certificate delivered in connection herewith;

(ii)                                  any breach of any covenant or agreement made by Sellers or by the Company requiring performance by Sellers or the Company  prior to the Closing or by Sellers after the Closing; or

(iii)                               any fraud or intentional misrepresentation of any Seller or, prior to Closing, the Company, of any of their respective representations or warranties in this Agreement.

(b)                                 From and after the Closing, subject to the provisions of this Section 7, Parent and the Surviving Company, on a joint and several basis, shall indemnify, defend and hold harmless each Seller, its members, if any, and their Affiliates, and its and their officers, directors, employees and agents (the “Seller Indemnitees”) from and against any Losses suffered or incurred by such Seller Indemnitee to the extent such Losses result from or arise out of:

(i)                                     any breach of any representation or warranty made by Buyer or Parent contained in Section 3.4 of this Agreement, or any certificate delivered in connection herewith;

(ii)                                  any breach of any covenant or agreement made by Buyer or Parent contained in this Agreement requiring performance by Buyer or Parent prior to the Closing or by Buyer, Parent or the Surviving Company and its Subsidiaries after the Closing, provided, however, that neither Buyer, Parent nor the Surviving Company shall have any obligation to any Seller Indemnitee for any amounts  of the Closing Cash Payment made by Buyer to Sellers’ Representative in accordance with Section 2.3(a), regardless of when such amounts were distributed by Sellers’ Representative;

(iii)                               any fraud or intentional misrepresentation of Buyer or Parent of any of their representations or warranties in this Agreement; or

(iv)                              any Registration Liability.

All Losses relating to claims for indemnification by Seller Indemnitees pursuant to this Section 7.2(b) shall be satisfied by Parent in cash, and no SFX Shares shall be used to satisfy such Losses.

7.3                               Limitations on Liability.

(a)                                 Deductible.  Company and the Sellers shall have no obligation to indemnify any Buyer Indemnitee pursuant to Sections 7.2(a)(i) and (ii), and Parent and the Surviving Company shall have no obligation to indemnify any Seller Indemnitee pursuant to Section 7.2(b), as the case may be, unless and until the aggregate of all Losses suffered or incurred by all Buyer Indemnitees or Seller Indemnitees, as the case may be, exceed One Hundred

Thousand Dollars ($100,000) (the “Basket Amount”), at which time such Buyer Indemnitees or Seller Indemnitees, as the case may be, shall be entitled to be indemnified for all Losses in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply in respect to Losses arising out of fraud, any breach of the Company Fundamental Representations or Buyer Fundamental Representations, as the case may be.

(b)                                 Indemnity Cap.

(i)                                     In no event shall the Sellers in the aggregate be liable for any Losses as to any claim for indemnification pursuant to Sections 7.2(a)(i) and (ii) in excess of Six Million Five Hundred Thousand Dollars ($6,500,000) (as may be adjusted pursuant to Section 7.5(a)(i), the “Cap”), subject to Section 7.3(c); provided, however, that the Cap shall not apply with respect to Losses arising out of fraud or any breach of the Company Fundamental Representations.  In no event shall the Parent and the Surviving Company in the aggregate be liable for any Losses as to any claim for indemnification pursuant to Section 7.2(b) in excess of the Cap; provided, however, that the Cap shall not apply with respect to Losses arising out of any breach of the Buyer Fundamental Representations; provided, further, that if all of the conditions set forth in Sections 6.1 and 6.2 hereof have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing), the Basket Amount and Cap shall not apply to Losses suffered or incurred by Seller Indemnitees for claims relating to Parent’s or Buyer’s failure to consummate the Merger and close the Transactions.

(ii)                                  Subject to the limitations in this Section 7.3(b) above, (A) in no event shall any Seller be liable for any Losses, as to all claims for indemnification pursuant to Section 7.2(a), in excess of such Seller’s Indemnification Share of the Total Consideration and (B) in no event shall Parent and the Surviving Company be liable for any Losses, as to all claims for indemnification pursuant to Section 7.2(b), in excess of the Total Consideration.

(c)                                  Indemnity Escrow Shares; First Source of Indemnity.  Subject to Section 7.3(b) and Section 7.3(c), all Losses relating to claims for indemnification pursuant to Section 7.2(a) shall be satisfied first by a distribution out of the Indemnity Escrow Account to the applicable Buyer Indemnitee of a number of Indemnity Escrow Shares having an aggregate value equal to the amount of such Losses as calculated pursuant to Section 7.5(b).  A distribution out of the Indemnity Escrow Account in accordance with the immediately preceding sentence shall be the sole and exclusive remedy of the Buyer Indemnitees for all Losses relating to claims for indemnification pursuant to Section 7.2(a) (other than Losses arising out of fraud or any breach of the Company Fundamental Representations).  Without limiting any of the other limitations on Sellers’ indemnification obligations set forth herein, Sellers’ indemnification obligations shall expire (other than with respect to Losses arising out of fraud or any breach of the Company Fundamental Representations) on the earlier to occur of (i) the date on which a number of Indemnity Escrow Shares having an aggregate value (as calculated from time to time pursuant to Section 7.5(b)) equal to the Cap shall have been released from the Indemnity Escrow

Account, and (ii) the date on which all Indemnity Escrow Shares shall have been released from the Indemnity Escrow Account.

(d)                                 Several Liability.  In connection with any claim for indemnification pursuant to Section 7.2(a), each Seller shall only be severally liable for his, her or its Indemnification Share of any Losses (individually or in the aggregate), and no Seller (other than in the case of the Company Fundamental Representations) shall be responsible for aggregate Losses in excess of his, her or its Indemnification Share of the Cap, or in the case of the Company Fundamental Representations, (together with any liability incurred with respect to any other Loss indemnified by the Sellers), in excess of such Seller’s Indemnification Share of the Total Consideration actually received by such Seller; provided, that with respect to a breach of a representation or warranty contained in Section 3.1 or Section 3.3 or a covenant by any Seller hereunder (with each such individual Seller breach referred to herein as an “Individual Seller Breach”), only such particular Seller shall be liable for Losses arising in connection with such Individual Seller Breach, and the Parties agree that no other Seller shall be liable hereunder (whether directly or by virtue of such other Seller’s participation in the Indemnity Escrow Account) for any such Individual Seller Breach.

(e)                                  Mitigation.

(i)                                     The Parties shall cooperate with each other to resolve any Liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such Liability; provided that no Party shall be obligated to take any actions to mitigate or resolve any such Liability if, in the reasonable business judgment of the management of such Party, such action would be materially detrimental to such Party or its business.  Each Party shall use commercially reasonable efforts to address any Liabilities that may provide a basis for an indemnifiable claim such that each Party shall respond to any Liabilities in the same manner it would respond to such Liabilities in the absence of the indemnification provisions of this Agreement.  In the event that any Party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any Liability, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify any Person for any indemnifiable Loss that would reasonably be expected to have been avoided if such Party, as the case may be, had made such efforts.

(ii)                                  Any indemnifiable claim with respect to any breach or nonperformance by any Party of a representation, warranty, covenant or agreement shall be limited to the amount of actual out-of-pocket indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of (i) fifty percent (50%) of any insurance proceeds actually received, (ii) fifty percent (50%) of Tax benefits actually recovered or actually realized by the Buyer Indemnitee or the Seller Indemnitee, as applicable and (iii) recoveries from third parties pursuant to indemnification or otherwise, in each case with respect to the claim relating to such Losses.  If an inaccuracy in any of the representations and warranties made by any Seller or the Company or a breach of any covenants of any Seller gives rise to an adjustment in the Total Consideration, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 7.2.  Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnitee shall be indemnified or reimbursed for any (i) Loss for which adequate reserves exist on the Latest Balance Sheet or in the Final Closing Statement, (ii) Loss arising or resulting from any change in applicable Law from and after the Closing Date, or (iii) Tax consequences arising from the receipt or accrual of an indemnity payment hereunder, including any such consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Total Consideration or any additional Taxes resulting from any such basis adjustment.  If the Indemnifying Party makes any payment on any claim pursuant to Section 7.2, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

(iii)                               Notwithstanding anything in this Agreement to the contrary, no party shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, speculative, treble, remote, special or indirect damages, or loss of business reputation or opportunity relating to the breach of this Agreement, or any theory of loss based on a multiple of cash flow, revenue or other financial metric.

7.4                               Christou Litigation.

(a)                                 The Sellers’ Representative hereby assumes the defense of the Christou Litigation in all respects, and Parent and the Surviving Company acknowledge and agree that the Sellers’ Representative shall have the right to conduct, at its own expense, the defense with respect to the Christou Litigation in its own name, in the name of the Company and/or in the names of any Indemnified Party. The first $1,000,000 (the “Litigation Expense Amount”) of costs and expenses related to the defense of the Christou Litigation, including the amount of any negotiated settlement (collectively, the “Existing Litigation Costs”) shall be paid out of the Seller Reserve Amount.  If the amount of Existing Litigation Costs exceeds the Litigation Expense Amount, then the amount of such excess shall be paid solely out of the Indemnity Escrow Account in accordance with Section 7.3(c).

(b)                                 From the Closing Date until the date on which the Christou Litigation is finally and fully resolved (pursuant to one or more final, binding settlement agreements or final non-appealable court orders of courts of competent jurisdiction), Parent and the Surviving Company shall (A) prevent the destruction of and afford to the Sellers’ Representative and its accountants, counsel and other representatives access to (or otherwise furnish to the Sellers’ Representative) all of the properties, books, records, contracts, returns, communications and other information relating in any way to the Christou Litigation in the possession of Parent or any of its Subsidiaries (including the right to make copies of all such information) as the Sellers’ Representative and its accountants, counsel and other representatives may reasonably request from to time, (B)

afford to the Sellers’ Representative and its accountants, counsel and other representatives access to those officers and employees of Parent and its Subsidiaries with knowledge of the Christou Litigation, and (C) make such officers and employees available to the Sellers’ Representative and its accountants, counsel and other representatives to provide testimony and appear as witnesses in connection with the defense of the Christou Litigation; provided, however, that, in each case, such access does not unreasonably disrupt the normal operations of Parent or its Subsidiaries.  The Sellers’ Representative shall (x) keep Parent and the Surviving Company reasonably apprised of all significant developments with respect to the Christou Litigation (including providing Parent and Surviving Company material documentation relating to the status of the litigation as may be reasonably requested) and shall not, without the prior consent of Parent and the Surviving Company, such consent not to be unreasonably withheld, conditioned or delayed, enter into any settlement, compromise or consent to judgment that imposes non-monetary obligations on the Surviving Company or its Subsidiaries with respect to the Christou Litigation, and (y) consult with Parent with respect to matters relating to the Christou Litigation which, if determined in favor of the plaintiff in the Christou Litigation, would reasonably be expected to have a material and adverse impact on the Surviving Company.

7.5                               Escrow; Valuation of Indemnity Escrowed Shares.

(a)                                 On the Closing Date, the Indemnity Escrow Shares shall be delivered to the Escrow Agent to be held pursuant to the Indemnity Escrow Agreement to satisfy claims related to Losses suffered by the Buyer Indemnitees, subject to the limitations on indemnification set forth herein.

(i)                                     On the later to occur of (A) the first anniversary of the Closing Date and (B) the Christou Litigation Termination Date (the “Interim Release Date”), the Sellers’ Representative and Parent shall instruct the Escrow Agent to release to or at the direction of the Sellers’ Representative (or hold in a segregated escrow account) such number of Indemnity Escrow Shares from the Indemnity Escrow Account such that, after giving effect to such release, the Indemnity Escrow Shares remaining in the Indemnity Escrow Account shall have a value (as determined in accordance with Section 7.5(b)) equal to the sum of Five Million Dollars ($5,000,000), less the value of any Indemnity Escrow Shares released from the Indemnity Escrow Account with respect to claims for Losses other than claims relating to the Christou Litigation.  Effective as of the Interim Release Date, the amount remaining in the Indemnity Escrow Account after giving effect to the release contemplated by the immediately preceding sentence shall be deemed the “Cap” for all indemnification claims made by Buyer Indemnitees under this Section 7 thereafter.

(ii)                                  If a number of Indemnity Escrow Shares having an aggregate value (as calculated from time to time pursuant to Section 7.5(b)) equal to the Cap shall have been released from the Indemnity Escrow Account (the date on which such number of Indemnity Escrow Shares shall have been released, the “Cap Release Date”), then on the Cap Release Date all of the Indemnity Escrow Shares then-remaining in the Indemnity Escrow Account (if any) shall be released to or at the direction of the Sellers’ Representative (or, at the direction of the Sellers’ Representative, held in a segregated escrow account by the Escrow Agent).  On the Survival Date (assuming the Cap Release Date has not occurred prior thereto), other than to the extent that there are pending claims for any Losses suffered by Buyer Indemnitees, the Indemnity Escrow Shares then remaining in the Indemnity Escrow Account shall be released from the Indemnity Escrow Account to or at the direction of the Sellers’ Representative.  If there are pending claims for Losses suffered by the Buyer Indemnitees as of the Survival Date (assuming the Cap Release Date has not occurred prior thereto), then, subject to the limitations on indemnification set forth herein (including the Cap and Section 7.3(c)), a portion of the Indemnity Escrow Shares having a value (as calculated pursuant to Section 7.5(b)) equal to the amount of such pending claims for Losses shall be held in the Indemnity Escrow Account until the earlier to occur of (x) the final resolution of such pending claims (and all other Indemnity Escrow Shares shall be released from the Indemnity Escrow Account to or at the direction of the Sellers’ Representative and any remaining Indemnity Escrow Shares shall be released in accordance with the Indemnity Escrow Agreement) or (y) the Cap Release Date.

(b)                                 In the event that a distribution out of the Indemnity Escrow Account is required under the terms of this Agreement to satisfy any amount due and owing to Parent, Buyer or any Buyer Indemnitee by the Sellers hereunder, including pursuant to Section 7 (a “Seller Liability”), then the per share value of the Indemnity Escrow Shares shall be determined as follows:

(i)                                     if the relevant Seller Liability becomes payable prior to the effective date of the SFX Qualified IPO, then the per share value of the Indemnity Escrow Shares shall equal $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to SFX Common Stock); and

(ii)                                  if the relevant Seller Liability becomes payable after the effective date of the SFX Qualified IPO, then the per share value of the Indemnity Escrow Shares shall equal the average trading price for the 10 trading days preceding the date on which such Seller Liability becomes payable.

7.6                               Procedures Relating to Indemnification.

(a)                                 Third Party Claims.  The obligations and liabilities of an Indemnifying Party with respect to Losses of an Indemnified Party (such party, the “Claiming Party”) in respect of a claim or demand made against the Claiming Party by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third-Party Claim”), shall be subject to the following terms and conditions:

(i)                                     the Claiming Party must promptly, but in any event within fifteen (15) days after receipt by such Claiming Party of notice of the Third-Party Claim, notify in writing the Indemnifying Party that is or may be required to provide indemnification hereunder with respect to such Third-Party Claim (the “Defending

Party”), and such notification shall state in reasonable detail, the nature and basis of such Third-Party Claim, and the amount hereof to the extent known; provided that any delay or failure in giving such notification shall not affect the indemnification provided hereunder except to the extent the Defending Party shall have been prejudiced as a result of such failure.  Such notification shall be accompanied by copies of all notices and relevant documents (including any summons, complaint, pleadings or other court papers which may have been served and any written demand or other document or instrument) and any written demand received by the Claiming Party relating to the Third-Party Claim.

(ii)                                  From and after receipt of notice of a Third-Party Claim pursuant to Section 7.6(a)(i),  the Defending Party shall have the right to participate in, or by giving written notice to the Claiming Party, to conduct, at the sole cost and expense of the Defending Party and by the Defending Party’s own counsel, the defense against such Third-Party Claim (a “Control Notice”); provided, that the Defending Party shall not have the right to assume control of such defense if the Third-Party Claim; (i) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages); or (ii) is one in which the Defending Party is also a party and joint representation would, as determined in each case by the Defending Party based on advice of outside counsel, be inappropriate or there may be legal defenses available to the Claiming Party which are would give rise to a conflict of interest, in each case, for which defense shall be assumed by the Claiming Party with the right to retain counsel of its choice, reasonably acceptable to the Defending Party.  In the event that the Defending Party validly delivers a Control Notice, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Claiming Party, and the Claiming Party shall reasonably cooperate, in good faith, at the sole cost and expenses of the Defending Party, with and make reasonably available to the Defending Party such assistance and materials as may be reasonably requested by it, and the Claiming Party shall have the right, at its sole expense, to participate in the defense assisted by counsel of its own choosing, subject to the Defending Party’s right to control the defense thereof.  If the Defending Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Claiming Party in writing of its election to defend as provided in this Agreement, the Claiming Party may, subject to Section 7.6(a)(ii), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(iii)                               Whether or not the Defending Party shall have assumed the defense of a Third-Party Claim, the Claiming Party shall not have the right to compromise, settle, discharge or consent to entry of judgment with respect to, such Third-Party Claim without the prior written consent of the Defending Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Without the prior written consent of the Claiming Party, (which consent shall not be unreasonably withhold or delayed) the Defending Party will not enter into any settlement of any Third-Party Claim or consent to entry of judgment with respect to such claim, if pursuant to, or as a result of, such settlement or consent, (x) injunctive or other equitable relief would be imposed against the Claiming Party, or (y) such settlement or consent would lead to liability or create any financial obligation on the part of the Claiming Party for which the Claiming Party is not entitled to indemnification hereunder (other than to the extent of the Basket Amount).  If an offer is made to settle a Third-Party Claim, which offer the Defending Party is permitted to settle under this Section 7.6(a)(iii) only upon the prior written consent of the Claiming Party, and the Defending Party desires to accept and agree to such offer, the Defending Party will give prompt written notice to the Claiming Party to that effect.  If the Claiming Party does not consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Claiming Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Defending Party as to such Third-Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Claiming Party through the date such settlement offer is given to the Claiming Party to the extent such amount is otherwise indemnifiable hereunder.  If the Claiming Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Defending Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.

(b)                                 Direct Claims.  The obligations and liabilities of an Indemnifying Party with respect to Losses that are not the result of a Third Party Claim (each, a “Direct Claim”) shall be subject to the following terms and conditions:

(i)                                     the Indemnified Party must promptly, but in any event within fifteen (15) days after the date upon which any Indemnified Party becomes aware of a Direct Claim, notify in writing the Indemnifying Party that is or may be required to provide indemnification hereunder with respect to such Direct Claim, and such notification shall state in reasonable detail, the nature and basis of such Direct Claim, and the amount hereof to the extent known; provided that any delay or failure in giving such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  Such notification shall be accompanied by copies of all notices and relevant documents in the Indemnified Party’s possession related thereto.

(ii)                                  The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim.  During such sixty (60)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Parties dispute the fact that any indemnification obligations exist with respect to such Direct

Claim, then the Indemnified Parties will have twenty (20) days to respond in a written statement to the objection of the Indemnifying Parties. If after such twenty (20) day period there remains a dispute as to any such claim, then the Indemnified Parties and the Indemnifying Parties will attempt for a period not to exceed twenty (20) additional days to agree upon the rights of the respective parties with respect to such claim.  If the parties should so agree, a settlement agreement will be promptly prepared and signed by the Indemnified Parties and the Indemnifying Parties.  If the parties do not agree within such additional twenty (20) day period, or do so agree but do not enter into a settlement agreement within twenty (20) days following the end of such twenty (20) day period, then either the Indemnified Parties or the Indemnifying Parties may elect to resolve such dispute by any remedy available that is not contrary to this Agreement.

(c)                                  Tax Claims.  Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by Section 4.4(f) (and not this Section 7.6).

7.7                               Determination of Loss Amount.  In no event shall any Party be entitled to recover or make a claim for (i) any amounts in respect of consequential, incidental or indirect damages, or punitive damages, except to the extent such damages are awarded against the Indemnified Party in a Third-Party Claim, or (ii) loss of business reputation or opportunity relating to the breach of this Agreement, or any theory of loss based on a multiple of cash flow, revenue or other financial metric.  No Party shall have any indemnification obligations hereunder with respect to any matter disclosed to such Party or otherwise known to such Party prior to the Closing, other than with respect to any (i) Liabilities with respect to the Christou Litigation pursuant to the last sentence of Section 7.4(a), (ii) Liabilities with respect to any mechanical royalty accruals and label payables pursuant to Section 7.2(a).  Notwithstanding anything contained herein to the contrary, no Seller shall be liable for any Losses resulting from or attributable to any breach by Parent or any of Parent’s subsidiaries or Affiliates (including any of Parent’s predecessor entities) of their confidentiality obligations to the Company prior to the Closing.

7.8                               Exclusive Remedy; Specific Performance.

(a)                                 The provisions of this Section 7 constitute the sole and exclusive remedies for recovery of Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby.  The provisions of this Section 7.8 shall not, however, prevent or limit a cause of action hereunder with respect to fraud or intentional misrepresentation.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the parties agree that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the parties are entitled at law or in equity. Without limiting the generality of the foregoing, if all of the conditions set forth in Section 6 hereof have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing) then commencing on the date hereof, each party hereto shall be entitled to cause the other parties hereto to consummate the Closing by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the parties are entitled at law or in equity.

7.9                               Third Party Beneficiaries.  Each Buyer Indemnitee and Seller Indemnitee that is not a Party is hereby made a third-party beneficiary of the rights under this Section 7 (subject to the obligations, limitations, and procedures of this Section 7) as if such Indemnified Party were an original signatory hereto for such purposes.

8.                                      TERMINATION

8.1                               Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Buyer and Sellers’ Representative;

(b)                                 by Buyer, effective upon written notice to Sellers’ Representative, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Company which has rendered the satisfaction of any conditions set forth in Section 6.2 permanently incapable of fulfillment, such violation or breach has not been waived by Buyer, and the breach has not been cured within 30 days following Buyer’s written notice of such breach; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(c)                                  by Sellers’ Representative, effective upon written notice to the Buyer, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Parent or Buyer which has rendered the satisfaction of any conditions set forth in Section 6.3 permanently incapable of fulfillment, such violation or breach has not been waived by the Sellers’ Representative, and the breach has not been cured within 30 days following Buyer’s written notice of such breach; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Sellers’ Representative if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or

(d)                                 by Sellers’ Representative, by written notice to Parent or Buyer, if the transactions contemplated hereby have not been consummated on or prior to March 17, 2013.

8.2                               Effect of Termination.  In the event of termination of this Agreement by either Buyer or a Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect, and there shall be no liability on the part of one Party to another, except for (x) any liability of a Party for knowing or willful breaches of the covenants contained in this Agreement occurring prior to the time of such termination, or (y) in the case of a termination by either Party if, prior to such termination, all of the conditions set forth in Section 9.1 or 9.2, as applicable, had been satisfied, Sellers’ Representative or Buyer, as applicable, had indicated in writing to the other Party that it was ready, willing and able to close, and the other Party thereafter failed to consummate the transactions within the time frame for the Closing set forth in Section 2.5(a); provided that this Section 8.2 and Section 9 hereof shall survive the termination of this Agreement in accordance with their terms; provided further that Section 4.2 with respect to confidentiality, shall survive the termination of this Agreement for a period of two (2) years following the date of such termination.

9.                                      MISCELLANEOUS

9.1                               Press Releases and Announcements.  Except as required by Law, or as otherwise set forth in this Section 9.1, each Party shall not issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions, or make reference to the other Party or the terms of this Agreement, without the prior written approval of the other Party, which consent the other Party shall not unreasonably withhold, delay, or condition; except that Buyer is authorized to issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions, or make reference to the other Party or the terms of this Agreement, in any 8-K, 10-K or other filing required under the United States federal securities laws, under the rules and regulations of any applicable stock exchange, in any analyst meetings and investor conference calls or earnings calls, or as otherwise deemed reasonable or necessary by Buyer or Parent, in Buyer’s sole discretion, in respect of the fact that it has publicly traded securities listed on a national securities exchange.

9.2                               No Third-Party Beneficiaries.  Except as provided in Section 7, this Agreement does not and will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3                               Entire Agreement.  This Agreement, the Ancillary Documents, the purchase agreement in connection with the Blocker Sale and any letter delivered by Parent to the Sellers and the Company in connection with the transactions contemplated hereby collectively constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof (including, without limitation, that certain Mutual Confidentiality and Non Circumvention Agreement, dated as of April 9, 2012, by and between the Company and SFS Entertainment Inc. and that certain Term Sheet, dated as of January 17, 2013, by and among the Company and Parent).

9.4                               Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that each of Buyer or Parent may assign (a) its rights and obligations hereunder to any of its respective Affiliates and (b) as collateral security its rights pursuant hereto to any Person providing financing to Buyer or Parent, respectively, or any of their respective Affiliates.

9.5                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  It is the express intent of the Parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF).

9.6                               Notices.  All notices, requests, claims, and other communications hereunder, to be valid, must be in writing.  Any notice, request, claim, or other communication hereunder will be deemed duly given (a) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (c) one Business Day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to the Company (prior to the Closing):	With a copy to (which shall not constitute notice to the Company):

Beatport, LLC	Goodwin Procter LLP
2399 Blake Street, Suite 170	620 Eighth Avenue
Denver, CO 80205	New York, NY 10018
Attention: Scott Mellin, Chairman of the Board	Attention: Ilan S. Nissan and Paul N. Cicero
Fax: (720) 932-9104	Fax: (212) 355-3333

If to Buyer or Parent:	With a copy to (which shall not constitute notice to Buyer or Parent):

SFX Entertainment, Inc.	Reed Smith LLP
430 Park Avenue	599 Lexington Avenue
6th Floor	22nd Floor
New York, NY 10022	New York, NY 10022
Attention: Howard Tytel	Attention: Aron Izower
Fax: N/A	Fax: (212) 521-5450

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attention: Meg Jones
Fax: (215) 851-1420

If to the Sellers’ Representative:	With a copy to (which shall not constitute notice to Sellers’ Representative):

BP Representative, LLC	Goodwin Procter LLP
c/o Insight Venture Management, L.L.C.	620 Eighth Avenue
680 Fifth Avenue, 8th Floor	New York, NY 10018
New York, NY 10019	Attention: Ilan S. Nissan and Paul N. Cicero
Attention: Lawrence Handen	Fax: (212) 355-3333
Fax: (212) 230-9272

Any Party may give any notice, request, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, claim, or other communication will be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended.  Any Party may change the address to which notices, requests, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.7                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of law principles thereof.

9.8                               Disputes and Binding Arbitration.

(a)                                 Mediation.  If there is a Dispute (as defined below), then each Party shall use such Party’s reasonable efforts to cause a senior representative designated by such Party to negotiate in good faith with the senior representative designated by the other Party in an effort to resolve such dispute. If such Dispute is not resolved on or before the date that is ten (10) days after a Party first attempts to cause such Party’s designated representative to negotiate to resolve such dispute, or if any of the Parties refuses to negotiate in good faith for three (3) days during such 10-day period, then, upon the request of any Party’s representative, the Parties shall promptly submit such Dispute to JAMS for resolution pursuant to binding arbitration (“Binding Arbitration”) in accordance with Section 9.8(b).  The Parties irrevocably agree that the sole and exclusive remedy for any unresolved claim, controversy, issue or dispute arising among or between the Parties out of or with respect to this Agreement or the Transactions or the Parties’ respective rights, duties and obligations hereunder, including, without limitation, any claims for indemnification hereunder (each, a “Dispute”), shall be resolved by binding arbitration conducted in accordance with the provisions of this Section 9.8.

(b)                                 Binding Arbitration.

(i)                                     Submission to JAMS. The arbitration shall be conducted in accordance with and governed by the JAMS Comprehensive Arbitration Rules and Procedures then in effect, except as expressly provided otherwise in this section, and administered by JAMS.  Such arbitration is to be conducted by three arbitrators

(each, an “Arbitrator”), one appointed by each Party and the third selected by the first two appointed Arbitrators, in each case who agree to comply with the terms and procedures of this Section 9.8(b).  Parent and Sellers’ Representative shall provide a copy of this arbitration clause to the Arbitrator. The Arbitrator shall apply the substantive law of the State of New York in resolving the dispute, and the Federal Rules of Civil Procedure with respect to procedural, discovery or evidentiary matters.

(ii)                                  Procedure. Within twenty (20) days after submitting a Dispute to Binding Arbitration, each Party shall provide the other Party and the Arbitrators with a statement including the relevant information such Party contends supports such Party’s claims regarding the subject matter of the Dispute, all of the terms and provisions of this Agreement that such first Party believes are relevant to the Dispute, the names and addresses of each Person that such first Party believes has knowledge supporting such Party’s claim, and a concise statement of damages, including the means by which the claimed damages were calculated and the facts upon which the calculation(s) were based.  Each Party shall provide the other Party and the Arbitrators with such statement a copy of all documents in such first Party’s possession or control that such first Party contends support such first Party’s claim. The requirements of this Section 9.8(b)(ii) are intended to supplement, and therefore are in addition to, the Rules and procedural requirements of JAMS.  In particular, the exchanges of documents and information required by such paragraphs are to be in addition to any discovery that is permitted under the Comprehensive Arbitration Rules and Procedures of JAMS or that the Arbitrators might otherwise authorize in the arbitration.

(iii)                               Opinion; Enforceability; Expenses. The Arbitrators are to be required to render a reasoned written opinion in support of their final disposition of any Dispute, setting forth findings of fact, legal analysis and, subject to the limitations set forth herein, the award.  The Arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under any agreement between or among any of the Parties, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; provided, however, that the arbitrator shall not have the authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute or as otherwise permitted under this Agreement. The Arbitrator shall have the authority to determine the comparative responsibility of the Parties for any Loss and assign liability and award relief based upon such comparison.  Arbitration of such issues, including the determination of the amount of any Losses suffered by any Party, shall be to the exclusion of any court of law and the decision of the arbitrator shall be final and binding upon the Parties and their respective personal representatives, heirs, devisees, successors and assignees. Judgment upon the award made by the Arbitrators is permitted to be entered in and enforced by any court of competent jurisdiction.  Each Party shall bear its own expenses and its attorney’s fees and expenses in connection with the Binding Arbitration, and shall equally share the Arbitrator’s fees, administrative fees and travel expenses; provided that the Arbitrator shall award to the prevailing Party, if any, as determined by the Arbitrator, all of the prevailing Party’s reasonable costs and expenses (including reasonable attorneys’ fees and costs).

(iv)                              Confidentiality. To the extent permitted by applicable Law, the Parties shall keep the arbitration proceeding confidential and the arbitration panel must issue appropriate protective orders to safeguard such confidentiality. The Parties agree to keep confidential any documents exchanged between them pursuant to the arbitration and the content of any testimony or written documents submitted pursuant to the arbitration, including any statement made by any Party or any Party’s representative during the arbitration, and no Party or Party’s representative will attempt to use any such statement as evidence in any court or other legal proceeding. The Parties also agree and acknowledge that the Arbitrator shall not be subject to subpoena to trial or deposition by any Party for the purpose of divulging statements made or information disclosed by any Party or witness in the arbitration proceedings.  No Party shall make (or instruct the arbitration panel not to make) any public announcement with respect to the proceedings or decision of the arbitration panel without prior written consent of each other Parties involved in the arbitration.  The Parties and the arbitration panel shall keep the existence of any dispute submitted to arbitration, and the award, in confidence, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

(v)                                 Language; Place of Arbitration. Any arbitration proceedings described in this Section 9.8(b) are to be conducted in the English language and are to take place in the Borough of Manhattan, the City of New York.

(vi)                              Conduct of Parties and Operations. Neither the existence of a Dispute, the pending settlement of a Dispute nor the resolution procedures set forth in this Section 9.8 will operate to limit or relieve any Party from such Party’s ongoing duties and obligations hereunder or limit or extinguish any right that any Party might otherwise have hereunder, in law or in equity.

(vii)                           Notwithstanding the forgoing, each Party shall be entitled to equitable relief to the extent set forth in Section 7.8(b).

9.9                               Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Sellers’ Representative and Parent; provided, however, that the Sellers’ Representative (without the consent of Parent) may amend Exhibit C hereto to adjust the allocation among the Sellers of the amounts payable to Sellers hereunder (e.g., to take into account the final Transaction Expenses and the final Seller Reserve Amount).  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

9.10                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.11                        Expenses.  Except as otherwise explicitly provided in this Agreement, each Party shall bear such Party’s own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions, whether or not the Transactions are consummated.

9.12                        Construction.  The Parties have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.  As used in this Agreement, the word “including” means without limitation and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Sections, Exhibits and Schedules mean the Sections of and the Exhibits and Schedules attached to this Agreement; (b) to an Contract, instrument or document means such Contract, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement, except that the rule of construction set forth in this clause (b) does not apply to Contracts, instruments or documents that are referenced in any representation of any Party (including any such reference in a Schedule) and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit, in the table of contents hereto are for convenience of reference only and do not constitute a part of this Agreement and will not limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit, and all provisions of this Agreement and the Schedules and Exhibits are to be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage).  All amounts payable hereunder and set forth in this Agreement are expressed in U.S. dollars, and all references to dollars (or the symbol “$”) herein refer to United States dollars. Where any provision in this Agreement refers to action to be taken by any Person, or that any Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.  The Parties agree that the original of this Agreement will be written in the English language, and each Party waives any rights it may have under the laws of its country of residence to have such Agreement written in its local language. If a local language version is provided, it is for convenience only and the English language version shall be the binding document.  Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18 is March 18, and one month following March 31 is May 1.

9.13                        Sellers’ Representative; Reimbursement of Expenses.

(a)                                 Each of the Sellers hereby constitutes and appoints, effective from and after the date hereof, BP Representative, LLC, as the agent and attorney-in-fact of such Sellers to act as the “Sellers’ Representative” under this Agreement in accordance with the terms of this Section 9.13, and Sellers’ Representative hereby accepts and acknowledges such appointment.

(b)                                 The Sellers’ Representative has been authorized by the Sellers for or on behalf of such Sellers, to: (i) take all actions required by, and exercise all rights granted to, the Sellers’ Representative in this Agreement and the Ancillary Documents; (ii) receive all notices or other documents given or to be given to the Sellers by Parent, Buyer or the Company pursuant to this Agreement and the Ancillary Documents; (iii) receive and accept service of legal process in connection with any proceeding against the Sellers or the Company arising under this Agreement or any Ancillary Document; (iv) undertake, compromise, defend and settle any proceeding or indemnity claim hereunder on behalf of the Sellers as a group arising under this Agreement or any Ancillary Document; (v) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Sellers’ Representative in connection with any of the Transactions; (vi) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the Transactions; (vii) in connection with any release of the Stock Consideration from the Stock Escrow Account and/or Indemnity Escrow Account, as applicable, liquidate the Stock Consideration (including any Indemnity Escrow Shares) and distribute the proceeds thereof (whether upon the exercise of the SR Put Right set forth in Section 4.3 or following an SFX Qualified IPO or Resale Registration) to the Sellers and, if applicable, management of the Company, to pay any Employee Bonus Payments that become payable in connection with or following the Closing, in each case in accordance with the methodology set forth on Exhibit C and the Management Bonus Plan, respectively; (viii) at any time following the SFX Qualified IPO or Resale Registration, take action to have the Escrow Agent liquidate the Indemnity Escrow Shares in the Indemnity Escrow Account in accordance with the terms of the Indemnity Escrow Agreement, and distribute any amounts released to the Sellers’ Representative in excess of the value required to remain in the Indemnity Escrow Account at such time, to the Sellers and, if applicable, management of the Company, to pay any Employee Bonus Payments that become payable in connection with or following the Closing, in each case in accordance with the methodology set forth on Exhibit C and the Management Bonus Plan, respectively; and (ix) take such other action as such Sellers’ Representative may deem appropriate, including: (A) agreeing to any waiver, modification or amendment of this Agreement or any Ancillary Document and executing and delivering an agreement of such waiver, modification or amendment; and (B) all such other matters as the Sellers’ Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Ancillary Documents.  Parent, Buyer, the Surviving Company, their respective Affiliates, and the Escrow Agent shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Sellers’ Representative without independent investigation.  Parent, Buyer, the Surviving Company, their respective Affiliates and the Escrow Agent shall have no Liability whatsoever to any holders of Membership Interests of the Company or any other constituencies for any acts or omissions of the Sellers’ Representative, or any acts or omissions taken or not taken by Parent, Buyer or any other Persons at the direction of the Sellers’ Representative.

(c)                                  In the event of the resignation, removal, death or incapacity of the Sellers’ Representative, a successor shall thereafter be appointed, within five (5) Business Days of the receipt by a Majority Holders (as defined below), of written notice of such resignation, removal, death, or incapacity, by an instrument in writing signed by such successor by the Sellers representing, in the aggregate, the recipients of a majority of the Total Consideration actually paid at Closing to the Sellers (the “Majority Holders”), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Buyer and Parent.  If the Majority Holders fail to appoint a successor Sellers’ Representative within such five (5) Business Day period, Parent may petition a court of competent jurisdiction to appoint any Seller (or Affiliate of any Seller) as the Sellers’ Representative, and such appointment shall be binding on the Sellers.  The Sellers shall notify Parent as to the identity of the successor within five (5) Business Days following the appointment of such successor.  The Sellers’ Representative may be removed by action of the Majority Holders at any time and for any reason.

(d)                                 To the maximum extent permissible by applicable Law, the Sellers’ Representative will incur no Liability with respect to the Sellers with respect to any action or inaction taken or failed to be taken in connection with its services as the Sellers’ Representative, except for its own willful misconduct.  The Sellers agree that, in all questions arising under this Agreement, or the Escrow Agreement, the Sellers’ Representative may rely on the advice of counsel, and the Sellers’ Representative will not be liable to any Seller for anything done, omitted or suffered in good faith by the Sellers’ Representative based on such advice.  The Sellers’ Representative may receive compensation for services as the Sellers’ Representative, and shall receive (i) the Seller Reserve Amount in accordance with Section 9.13(e), and (ii) reimbursement from, and be indemnified severally and not jointly by, the Sellers for any and all Losses incurred by the Sellers’ Representative in the performance or discharge of its duties pursuant to this Section 9.13.  The Sellers acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement.  Unless the Sellers pay all such Losses upon demand by the Sellers’ Representative, the Sellers’ Representative shall have no obligation to the Sellers to incur such Losses, or to continue to perform any duties hereunder.  The Sellers’ Representative may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable with respect to the Sellers only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Sellers’ Representative be liable to the Sellers for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Sellers’ Representative has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e)                                  Sellers’ Representative Expense Reimbursement.

(i)                                     As provided in Section 2.4, at the Closing, Sellers’ Representative shall withhold the Seller Reserve Amount from the distribution of the Closing Cash Payment and thereafter deposit such amount in a segregated escrow account controlled by the Sellers’ Representative.  The Seller Reserve Amount shall be used by the Sellers’ Representative for the payment of out-of-pocket expenses incurred by the Sellers’ Representative in connection with the performance of the Sellers’ Representative’s duties and obligations hereunder, including the payment of any amounts in connection with the Christou Litigation in accordance with the terms of this Agreement.  The Seller Reserve Amount shall be available to the Sellers’ Representative in addition to any amounts permitted to be paid to the Sellers’ Representative pursuant to this Section 9.13 of this Agreement.  Notwithstanding anything to the contrary herein, in no event shall any Indemnified Party have any rights in or to the Seller Reserve Amount.

(ii)                                  Promptly following the distribution of the entire remaining balance of the Indemnity Escrow Shares pursuant to the terms of the Indemnity Escrow Agreement, the remainder of the Seller Reserve Amount, if any, shall be distributed by the Sellers’ Representative or its designated agent, as applicable, to the Sellers in accordance with the percentages set forth on Exhibit C.

9.14                        Guaranty.  Parent hereby unconditionally guarantees the performance by Buyer of its obligations hereunder.  Parent hereby expressly waives and surrenders any defenses to its Liability hereunder based upon any of the foregoing acts, omissions, agreements, or waivers by Buyer, it being the purpose and intent of this Agreement that the obligations of Parent hereunder is absolute and unconditional.  Parent hereby irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Buyer’s obligations hereunder when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

[SIGNATURE PAGES FOLLOW]

The Parties are signing this Agreement as of the date first written above.

SFX ENTERTAINMENT, INC.

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Chief Executive Officer

PITA II LLC

By:	/s/ Shelly Finkel
Name: Shelly Finkel
Title: President

BEATPORT, LLC

By:	/s/ Scott Mellin
Name: Scot Mellin
Title: Chairman of the Board

BP REPRESENTATIVE, LLC,
as the Sellers’ Representative

By:	/s/ Blair Flicker
Name: Blair Flicker
Title: Authorized Person

[Signature page to Agreement and Plan of Merger]